As filed with the Securities and Exchange Commission on December 31, 2025

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

REDHILL BIOPHARMA LTD.
(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

Israel	2834	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

21 Ha'arba'a Street
Tel Aviv, 6473921, Israel
Tel: 972-3-541-3131
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

RedHill Biopharma Inc.
8311 Brier Creek Parkway
Suite 105-161
Raleigh, NC  27617
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Rick A. Werner, Esq. Jayun Koo, Esq. Haynes and Boone, LLP 30 Rockefeller Plaza, 26th Floor New York, New York 10112 Tel. (212) 659-7300 Fax (212) 918-8989	Perry Wildes, Adv. Goldfarb Gross Seligman & Co. One Azrieli Center Tel Aviv 6702100, Israel +972 (3) 607-4444

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling shareholder named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission, of which this preliminary prospectus is a part, is effective. This preliminary prospectus is not an offer to sell these securities, and the selling shareholder named in this prospectus is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 31, 2025

PRELIMINARY PROSPECTUS

REDHILL BIOPHARMA LTD.

6,465,559 AMERICAN DEPOSITARY SHARES REPRESENTING 64,655,590,000
ORDINARY SHARES

This prospectus relates to the offer and sale, from time to time, of up to 6,465,559 American Depositary Shares (“ADSs”), by YA II PN, LTD. (“YA” or the “Selling Shareholder”), a Cayman Islands exempt limited partnership, including (i) up to 5,000,000 ADSs that we may, at our discretion, elect to issue and sell to YA from time to time after the date of this prospectus pursuant to the Purchase Agreement (as defined below), (ii) 386,593 ADSs (the “Initial Equity Shares”) issued to YA on the date of execution of the Purchase Agreement at a price of $1.0235 per Initial Equity Share, (iii) 590,446 ADSs issuable upon exercise of pre-funded warrants (the “Pre-Funded Warrants”) at the exercise price of $0.0001 per ADS, that were issued to YA on the date of execution of the Purchase Agreement at a price of $1.0234 per Pre-Funded Warrant (the issuance of the Initial Equity Shares and the Pre-Funded Warrants, the “Initial Equity Issuance”), and (iv) an aggregate of 488,520 ADSs issuable to YA as consideration for its irrevocable commitment to purchase the ADSs under the Purchase Agreement (the “Commitment Shares”), to be issued in four installments, of which 122,130 ADSs were issued on the date of execution of the Purchase Agreement (the “Initial Commitment Shares”), and an aggregate of 366,390 ADSs to be issued in three equal installments – on the 90th day, 180th day and 270th day anniversary of the execution of the Purchase Agreement (the “Subsequent Commitment Shares”). Each ADS represents 10,000 of our ordinary shares, no par value (“Ordinary Shares”).

The Ordinary Shares represented by ADSs being offered by YA are to be issued and sold pursuant to that certain Standby Equity Purchase Agreement, dated December 19, 2025 that we entered into with YA (the “Purchase Agreement”). We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of the ADSs by YA. However, we may receive up to $25.0 million in aggregate gross proceeds from sales of the ADSs to YA that we may make under the Purchase Agreement, from time to time during the 36 months following the execution of the Purchase Agreement (the “Advance Shares”). On the date of execution of the Purchase Agreement, we also issued to YA, the Initial Equity Shares and the Pre-Funded Warrants for aggregate gross proceeds of $1 million, in addition to the $25.0 million aggregate commitment under the Purchase Agreement, at a price of $1.0235 per Initial Equity Share and $1.0234 per Pre-Funded Warrant.  The Pre-Funded Warrants may only be exercised to purchase whole ADSs at an exercise price of $0.0001 per ADS. The Pre-Funded Warrants are immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full except with respect to ownership limitations described below.

The additional 5,000,000 ADSs representing Advance Shares that may be offered pursuant to this prospectus and YA agreed to purchase from time to time pursuant to the Purchase Agreement would be purchased at a price per ADS price equal to, at our election, as specified in the relevant notice sent by us to YA setting forth the number of ADSs that we desire to issue and sell to YA (the “Advance Notice”): (i) 95% of the Market Price (as defined below) on the applicable trading day of delivery of such Advance Notice (the “Option 1 Pricing Period”), or (ii) 97% of the Market Price for the three consecutive trading days commencing on the day such Advance Notice is deemed delivered (the “Option 2 Pricing Period,” and each of the Option 1 Pricing Period and the Option 2 Pricing Period, a “Pricing Period”). “Market Price” is defined as, for any Option 1 Pricing Period, the volume weighted average price (“VWAP”) of the ADSs during the Option 1 Pricing Period, and for any Option 2 Pricing Period, the lowest daily VWAP of the ADSs during the Option 2 Pricing Period, excluding certain days as set forth in the Purchase Agreement.

In addition, we may not issue or sell any ADSs to YA under the Purchase Agreement, and YA will not have the right to exercise any portion of its Pre-funded Warrants for ADSs, if such ADSs, when aggregated with all other ADSs and ordinary shares then beneficially owned by YA and its affiliates, would result in YA and its affiliates beneficially owning more than 9.99% of the then outstanding ADSs (the “Ownership Limitation”).

The purchase price in each Advance Notice will fluctuate based on the market price of the ADSs, and although we may specify a certain minimum acceptable price per ADS in each Advance using the Option 2 Pricing Period, the Purchase Agreement does not provide a set floor price. Accordingly, it is not possible, at this stage, to predict the number of ADSs that may ultimately be sold pursuant to the Purchase Agreement. Pursuant to the Purchase Agreement, in the event that we sell all of the ADSs registered herein, we will have to file one or more new registration statements to register resale of the additional ADSs, and such additional new registration statements shall be effective before we can obligate YA to purchase additional ADSs pursuant to the Purchase Agreement.

If the total number of ADSs traded on Nasdaq during the applicable Pricing Period is less than the Volume Threshold (as defined below), then the number of ADSs issued and sold pursuant to such Advance Notice will be reduced to the greater of (i) 30% of the trading volume of the ADSs on Nasdaq during the relevant Pricing Period or (ii) the number of ADSs sold by the Investor during such Pricing Period, but in each case not to exceed the amount requested in the Advance Notice. “Volume Threshold” is defined as a number of ADSs equal to the quotient of (i) the number of ADSs requested by us in the Advance Notice divided by (ii) 0.30.

Due to the reasons above, we may not have access to the right to sell the full $25 million of ADSs under the Purchase Agreement to YA.

 YA may sell the ADSs included in this prospectus in a number of different ways and at varying prices. We provide more information about how YA may sell the shares in the section entitled “Plan of Distribution.” YA is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, the Securities Act. Any underwriters, broker-dealers or agents that participate in the sale of the ADSs or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act and any discounts, commissions, or concessions received by the Selling Shareholder are deemed to be underwriting discounts and commissions under the Securities Act.

YA will pay all brokerage fees and commissions and similar expenses in connection with the offer and sale of the shares by YA pursuant to this prospectus. We will pay the expenses (except brokerage fees and commissions and similar expenses) incurred in registering under the Securities Act the offer and sale of the shares included in this prospectus by YA. See “Plan of Distribution.”

The ADSs are listed on The Nasdaq Capital Market under the symbol “RDHL.” On December 30, 2025, the last reported sales price of the ADSs was $1.03 per ADS.

We are a “foreign private issuer” as defined under the federal securities laws and, as such, are subject to reduced public company reporting requirements. See “Prospectus Summary – Implications of Being a Foreign Private Issuer.”

Investing in the ADSs involves a high degree of risk. Please carefully consider the risks discussed in this prospectus under “Risk Factors” beginning on page 12 and the “Risk Factors” in “Item 3: Key Information - Risk Factors” of our most recent Annual Report on Form 20-F and under similar headings in other documents incorporated by reference in this prospectus and in any applicable prospectus supplement for a discussion of the factors you should consider carefully before deciding to purchase the ADSs.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is         , 2025

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”). As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website or its offices described below under the heading “Where You Can Find More Information.”

The Selling Shareholder named in this prospectus may resell, from time to time, in one or more offerings, the ADSs covered by this prospectus. Information about the selling shareholder may change over time.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below. You should read this prospectus in its entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the section of the prospectus entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

We have not, and the Selling Shareholder has not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus. We take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

For investors outside the United States: We have not done anything that would permit the sale of our securities in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States.

Unless the context otherwise requires, all references to “RedHill,” “we,” “us,” “our,” the “Company” and similar designations refer to RedHill Biopharma Ltd. and its wholly owned subsidiary, RedHill Biopharma Inc. The term “including” means “including but not limited to,” whether or not explicitly so stated. The term “NIS” refers to New Israeli Shekels, the lawful currency of the State of Israel, the terms “dollar,” “USD $,” “$” or “U.S.” refer to U.S. dollars, the lawful currency of the United States of America. Our functional and presentation currency is the U.S. dollar. Foreign currency transactions in currencies other than U.S. dollars are translated in this prospectus into U.S. dollars using exchange rates in effect at the date of the transactions.

Unless otherwise indicated or the context requires, the term “therapeutic candidates” refers to investigational drug products that are still in development and have not been approved by the United States Food and Drug Administration (“FDA”) or other relevant regulatory authority and the term “commercial products” means products approved by the FDA that we commercialize or promote from time to time.

Effective August 20, 2024, we effected a ratio change of the ADSs to our Ordinary Shares from the previous ratio of one (1) ADS representing four hundred (400) Ordinary Shares to a new ratio of one (1) ADS representing ten thousand (10,000) Ordinary Shares. The ratio change had the same effect as a one-for-twenty-five reverse ADS split. Unless otherwise indicated, ADSs and per ADS amounts in this prospectus have been retroactively adjusted to reflect the changes in ratio for all periods presented.

MARKET AND INDUSTRY DATA

This prospectus includes or incorporates by reference statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information. Although we are responsible for all of the disclosures contained in this prospectus, including such statistical, market and industry data, we have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. In addition, while we believe the market opportunity information included in this prospectus is generally reliable and is based on reasonable assumptions, such data involves risks and uncertainties, including those discussed under the heading “Risk Factors.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein contain statements that constitute forward-looking statements, including statements concerning our industry, our operations, our anticipated financial performance and financial condition, and our business plans and growth strategy and product development efforts. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms, including “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties, many of which are beyond the Company’s control and cannot be predicted or quantified. In addition, this prospectus, our Annual Report on Form 20-F for the year ended December 31, 2024, and documents incorporated by reference into this prospectus contain information obtained from independent industry and other sources that we may not have independently validated. You should not put undue reliance on any forward-looking statements. Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

•	the going concern reference in our financial statements and our ability to obtain additional financing or successfully conclude a strategic business transaction;

•	our ability to maintain compliance with the listing standards of Nasdaq;

•	our ability to close strategic business transactions;

•	estimates of our expenses, future revenues, capital requirements and our needs for additional financing;

•	our ability to obtain additional financing;

•
the ability to successfully commercialize Talicia® in the U.S as part of our collaboration arrangement with Cumberland Pharmaceuticals Inc. (“Cumberland”) and the success of the joint decision-making and division of responsibilities for such collaboration;

•	the commercialization and market acceptance of Talicia® and any future commercial products;

•	the ability to generate sufficient revenues from Talicia® and any future commercial products, including obtaining commercial insurance and government reimbursement;

•
our ability to advance our therapeutic candidates into clinical trials or to successfully complete our preclinical studies or clinical trials, and to complete the development of such therapeutic candidates and obtain approval for marketing by the FDA or other regulatory authorities;

•
our reliance on third parties to satisfactorily conduct key portions of our commercial operations, including manufacturing and other supply chain functions, market analysis services, safety monitoring, regulatory reporting and sales data analysis and the risk that those third parties may not perform such functions satisfactorily;

•	our ability to maintain an appropriate sales and marketing infrastructure;

•	our ability to establish and maintain corporate collaborations;

•
that Talicia® or commercial products that we may commercialize or promote in the future may be withdrawn from the market by regulatory authorities and our need to comply with continuing laws, regulations and guidelines to maintain clearances and approvals for those products;

•	our exposure to significant drug product liability claims;

•	the initiation and completion of any postmarketing studies or trials;

•	our ability to acquire products approved for marketing in the U.S. that achieve commercial success and to maintain our own marketing and commercialization capabilities;

•	our estimates of the markets, their size, characteristics and their potential for Talicia® and any future commercial products and therapeutic candidates and our ability to serve those markets;

•	the successful commercialization of products we in-license or acquire;

•	our inability to enforce claims relating to a breach of a representation and warranty by a counterparty;

•	the hiring and continued employment of executives, sales personnel, and contractors;

•	our receipt and timing of regulatory clarity and approvals for Talicia® and any future commercial products and therapeutic candidates, and the timing of other regulatory filings and approvals;

•
the initiation, timing, progress, and results of our research, development, manufacturing, preclinical studies, clinical trials, and other commercial efforts and therapeutic candidate development, as well as the extent and number of additional studies that we may be required to conduct;

•	our ability to advance our therapeutic candidates into clinical trials or to successfully complete our preclinical studies or clinical trials;

•	our ability to develop or obtain approval for RHB-104/RHB-204 in Crohn’s may be adversely impacted if a validated lab test for MAP will not become available;

•	our reliance on third parties to conduct key portions of our clinical trials, including data management services and the risk that those third parties may not perform such functions satisfactorily;

•
our reliance on third parties to manufacture and supply our therapeutic candidates and their respective active pharmaceutical ingredients with the requisite quality and manufacturing standards in sufficient quantities and within the required timeframes and at an acceptable cost;

•	the research, manufacturing, clinical development, commercialization, and market acceptance of our therapeutic candidates;

•
the interpretation of the properties and characteristics of Talicia® and any future commercial products or therapeutic candidates and of the results obtained in research, preclinical studies or clinical trials;

•	the implementation of our business model, strategic plans for our business, commercial products, and therapeutic candidates;

•	the impact of other companies and technologies that compete with us within our industry;

•
the scope of protection we are able to establish and maintain for intellectual property rights covering Talicia® and any future commercial products and therapeutic candidates, including from existing or future claims of infringement, and our ability to operate our business without infringing or violating the intellectual property rights of others;

•	parties from whom we license or acquire our intellectual property defaulting in their obligations toward us;

•
the failure by a licensor or a partner of ours to meet their respective obligations under our acquisition, in-license or other development or commercialization agreements or renegotiate the obligations under such agreements, or if other events occur that are not within our control, such as bankruptcy of a licensor or a partner;

•	our reliance on the actions of third parties, including sublicensors and their other sublicensees, to maintain our rights under our in-licenses which are sublicenses;

•	the effect of a potential occurrence of patients suffering serious adverse events using investigative drugs under our Expanded Access Program;

•	our ability to implement network systems and controls that are effective at preventing cyber-attacks, malware intrusions, malicious viruses and ransomware threats;

•	the impact on our business of the political and security situation in Israel, the U.S. and other places in which we operate; and

•	other factors discussed in other factors disclosed in this prospectus and in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2024.
.
Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. No forward-looking statement is a guarantee of future performance. You should read this prospectus, the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2024, and in any document incorporated by reference herein completely and with the understanding that our actual future results may be materially different from what we expect. The forward-looking statements in this prospectus represent our views as of the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.

PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus or incorporated by reference into this prospectus from our filings with the SEC, listed in the section of the prospectus entitled “Incorporation of Certain Information by Reference.” Because it is only a summary, it does not contain all of the information that you should consider before purchasing our securities in this offering and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere or incorporated by reference into this prospectus. You should read the entire prospectus, the registration statement of which this prospectus is a part, and the information incorporated by reference herein in their entirety, including the “Risk Factors” and our financial statements and the related notes incorporated by reference into this prospectus, before making an investment decision. Some of the statements in this prospectus and the documents incorporated by reference herein constitute forward-looking statements that involve risks and uncertainties. See information set forth under the section “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We are a specialty biopharmaceutical company, primarily focused on GI, infectious diseases, medical countermeasures and oncology. Our primary goal is to become a leading specialty biopharmaceutical company.

We are currently focused primarily on the advancement of our development pipeline of clinical-stage therapeutic candidates. Through our collaboration with Cumberland, we also commercialize in the U.S. our GI-related product, Talicia® (omeprazole, amoxicillin, and rifabutin), and we have entered into other collaboration agreements to commercialize Talicia® outside the U.S.  We continue to explore our strategic plans for other potential products and activities.

Among our therapeutic candidates, we are exploring opaganib as a potential treatment for various conditions, including GI-ARS, viral infections such as COVID-19, Ebola virus disease and additional viruses as part of pandemic preparedness, several cancers and diabetes and obesity-related disorders. Furthermore, we are investigating RHB-107 (upamostat) as a potential treatment for COVID-19 and other viruses as part of pandemic preparedness.

Our current pipeline consists of five therapeutic candidates, part of which are in late stage clinical development. We generate our pipeline of therapeutic candidates by identifying, validating and in-licensing or acquiring products that are consistent with our product and corporate strategy and that have the potential to exhibit a favorable probability of therapeutic and commercial success. We have one product, Talicia®, that we primarily developed internally which has been approved for marketing and, to date, none of our other therapeutic candidates has generated revenues. We have out-licensed our commercial product, Talicia®, for specific territories outside the U.S., and one of our therapeutic candidates, RHB-102, worldwide (except for the U.S., Canada, and Mexico). Furthermore,  we plan to commercialize our therapeutic candidates, upon approval, if any, through licensing and other commercialization arrangements with pharmaceutical companies on a global and territorial basis or independently with a dedicated commercial operation or in potential partnership with other commercial-stage companies. We also evaluate, on a case-by-case basis, co-development, co-promotion, licensing, acquisitions and similar arrangements.

Recent Events

Standby Equity Purchase Agreement with YA

On December 19, 2025, we entered into the Purchase Agreement with YA, pursuant to which YA has committed to purchase up to $25.0 million of Advance Shares at our direction from time to time, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, during the period commencing on the date of execution of the Purchase Agreement until the earlier of (i) the 36-month anniversary of the date of execution of the Purchase Agreement and (ii) YA’s purchase of the total Commitment Amount under the Purchase Agreement.

Pursuant to the Purchase Agreement, we agreed to issue an aggregate of 488,520 ADSs as Commitment Shares to YA as consideration for its irrevocable commitment to purchase the ADSs under the Purchase Agreement to be issued in four installments, of which (i) 122,130 Initial Commitment Shares were issued on the date of execution of the Purchase Agreement and (ii) an aggregate of 366,390 ADSs as Subsequent Commitment Shares to be issued in three equal installments – on the 90th day, 180th day and 270th day anniversary of the execution of the Purchase Agreement. The resale by YA of the Initial Commitment Shares and Subsequent Commitment Shares is covered by this prospectus.

In addition, on the date of execution of the Purchase Agreement, we issued to YA 386,593 ADSs as the Initial Equity Shares and Pre-Funded Warrants to purchase 590,446 ADSs, for aggregate gross proceeds of $1.0 million, at a price of  $1.0235 per Initial Equity Share and $1.0234 per Pre-Funded Warrant. The Pre-Funded Warrants may only be exercised to purchase whole ADSs at an exercise price of $0.0001 per ADS. The Pre-Funded Warrants are immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full except with respect to ownership limitations described below. The sale of the Initial Equity Shares and the Pre-Funded Warrants for aggregate gross proceeds of $1.0 million is in addition to the $25.0 million aggregate commitment under the Purchase Agreement.

YA has no right to require us to sell any ADSs to YA, but YA is obligated to make purchases of the Advance Shares as directed by us, subject to the restrictions and satisfaction of conditions set forth in the Purchase Agreement upon receipt of a notice sent by us to YA setting forth the number of ADSs that we desire to issue and sell to YA, or an Advance Notice. Each Advance may be up to Ownership Limitation prior to delivery of the relevant Advance Notice.

Actual sales of the Advance Shares to YA from time to time will depend on a variety of factors, including, among others, market conditions, the trading price of the ADSs and determinations by us as to the appropriate sources of funding for us and our operations. The purchase price for each Advance Share that we may direct YA to purchase from time to time under the Purchase Agreement will be equal to, at our election as specified in the relevant Advance Notice: (i) 95% of the Market Price on the applicable trading day of delivery of such Advance Notice, or (ii) 97% of the Market Price for the three consecutive trading days commencing on the day such Advance Notice is deemed delivered . . We may also specify a certain minimum acceptable price per ADS in each Advance using the Option 2 Pricing Period.

Additionally, if the total number of ADSs traded on Nasdaq during the applicable Pricing Period is less than the Volume Threshold (as defined below), then the number of ADSs issued and sold pursuant to such Advance Notice will be reduced to the greater of (i) 30% of the trading volume of the ADSs on Nasdaq during the relevant Pricing Period or (ii) the number of ADSs sold by the Investor during such Pricing Period, but in each case not to exceed the amount requested in the Advance Notice. “Volume Threshold” is defined as a number of ADSs equal to the quotient of (x) the number of ADSs requested by us in the Advance Notice divided by (y) 0.30.

As of December 30, 2025, there were 5,092,326 ADSs outstanding, of which 5,051,899 ADSs were held by non-affiliates. The number of ADSs registered for resale under this prospectus reflects approximately the number of ADSs authorized and available for issuance under our articles of association after taking into account ADSs reserved for issuance for other purposes, such as ADSs underlying outstanding warrants and ADSs issuable in connection with employee and executive compensation. The actual number of ADSs sold to YA pursuant to the Purchase Agreement will depend on the market price of the ADSs at the time of each Advance. If all of the 6,465,559 ADSs offered for resale by YA under this prospectus were issued and outstanding, such ADSs would represent approximately 55.94% of the total number of ADSs outstanding and approximately 56.14% of the total number of outstanding ADSs held by non-affiliates, in each case as of December 30, 2025. The Purchase Agreement provides that we may sell up to an aggregate of $25.0 million of ADSs to YA. We have filed the registration statement that includes this prospectus so that we may issue and sell to YA up to 6,465,559 ADSs from time to time during the Commitment Period, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, through sales under the Purchase Agreement. Depending on the market prices of the ADSs at the time we elect to issue such shares to YA under the Purchase Agreement, we may need to sell more ADSs to YA than the number of ADSs registered for resale by YA under this prospectus to receive aggregate gross proceeds equal to the approximately $25.0 million total commitment of YA under the Purchase Agreement, which could cause additional substantial dilution to our shareholders. The number of shares ultimately offered for resale by YA is dependent upon the number of shares we issue and sell to YA under the Purchase Agreement. In addition, before we can sell such additional ADSs to YA under the Purchase Agreement, we will be required to file one or more additional registration statements registering the resale of such additional ADSs by YA, which could cause the price of the ADSs to decline.

In addition, we may not issue or sell any ADSs to YA under Purchase Agreement, and YA will not have the right to exercise any portion of its Pre-funded Warrants for ADSs, if such ADSs, when aggregated with all other ADSs and ordinary shares then beneficially owned by YA and its affiliates, would result in YA and its affiliates beneficially owning more than 9.99% of the then outstanding ADSs, as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Rule 13d-3 thereunder, which limitation we refer to as the Ownership Limitation

The net proceeds under the Purchase Agreement to us will depend on the frequency and prices at which we sell ADSs, our ability to meet the conditions set forth in the Purchase Agreement and any impacts of the ownership limitations described above. We expect that any proceeds received by us from such sales of ADSs under the Purchase Agreement will be used for general corporate purposes.

Pursuant to the Purchase Agreement, we have agreed that from the date of execution of the Purchase Agreement until the earlier of (i) the lapse of 75 days or (ii) the date YA has resold all of the Initial Equity Shares, we may not effect or enter an agreement to effect any issuance involving a variable rate transaction, including without limitation, pursuant to any existing equity line of credit (including the Any Market Purchase Agreement (as defined below)) or the under the Wainwright Sales Agreement (as defined below) at prices below the Initial Equity Purchase Price. In addition, YA has agreed that, during the term of the Purchase Agreement, neither YA nor its affiliates will engage in any short sales or “put equivalent position” (as defined in Rule 16a-1 of the Securities Exchange Act of 1934, as amended)  with respect to ADSs solely to the extent that such “put equivalent position” establishes a net short position with respect to the ADSs, provided that YA or its affiliates may (i) sell “long”, as such term is defined in Rule 200 of Regulation SHO of the Exchange Act, the Commitment Shares and any Advance Shares issued and sold by us to YA pursuant to an Advance Notice and (ii) sell a number of ADSs equal to the number of Advance Shares that YA is unconditionally obligated to purchase under a pending Advance Notice but has not yet received from us or our transfer agent pursuant to the Purchase Agreement, or (i) and (ii) collectively, the Permitted Sales.

The Purchase Agreement contains customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

We have the right to terminate the Purchase Agreement at any time, at no cost or penalty, upon five trading days’ prior written notice to YA, provided that (i) there are no outstanding Advance Notices, the Advance Shares under which have yet to be issued and (ii) we have paid all amounts owed to YA pursuant to the Purchase Agreement.

There are substantial risks to our shareholders as a result of the sale and issuance of ADSs to YA under the Purchase Agreement. These risks include substantial dilution, significant declines in our share price and our inability to draw sufficient funds when needed. See the section titled “Risk Factors.” Issuances of the ADSs under the Purchase Agreement will not affect the rights or privileges of our existing shareholders, except that the economic and voting interests of each of our existing shareholders will be diluted as a result of any such issuance. Although the number of ADSs that our existing shareholders own will not decrease, the ADSs owned by our existing shareholders will represent a smaller percentage of our total outstanding ADSs after any such issuances pursuant to the Purchase Agreement.

The description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part and is incorporated herein by reference.

Transaction with Cumberland

On October 20, 2025, we announced that we had entered into definitive agreements with Cumberland relating to Talicia® (omeprazole magnesium, amoxicillin and rifabutin). The transaction was effected through Talicia Holdings Inc. (“Talicia Holdings”), our recently formed subsidiary  established to hold the global rights to Talicia® and oversee its commercialization worldwide, including through partnerships.

Under a Stock Purchase Agreement between Talicia Holdings and Cumberland, Cumberland agreed to invest $4 million, payable in two equal tranches - $2 million of which was paid at closing and $2 million to be paid within 12 months of execution of the definitive agreements, to acquire a 30% equity interest in Talicia Holdings. We retained 70% ownership. Talicia Holdings is jointly controlled by RedHill and Cumberland under accompanying governance arrangements that provide for equal board representation and joint decision-making on key matters. In addition, under a related shareholders agreement, the transfer of shares by either us or Cumberland is subject to a right of refusal by the other party, and each party is subject to non-competition and non-solicitation obligations for so long as such party owns shares in Talicia Holdings.

Concurrently, Talicia Holdings and Cumberland entered into a five-year Exclusive Joint Commercialization Agreement for Talicia® in the United States.  Under the agreement, the parties will jointly commercialize Talicia® in the U.S., through a joint commercialization committee with equal representation and joint decision-making to oversee commercialization, pricing, contracting, sales and marketing activities related to Talicia®. Net revenues from U.S. sales of Talicia® will be shared equally between the parties. As part of the agreement, Talicia Holdings granted Cumberland an exclusive license to use Talicia Holdings’ intellectual property solely for the joint commercialization of Talicia® under the agreement, and sublicensing or co-promotion by Cumberland requires Talicia Holdings’ prior written consent.

Cumberland will deploy its national sales organization to promote Talicia® and will conduct trade operations, including handling commercialization, sales, warehousing and distribution in the U.S., in accordance with Committee-approved plans, and will fund significant commercialization activities approved by the Committee. Talicia Holdings will oversee market access, marketing, regulatory approvals, and medical affairs activities, as well as manufacturing, quality, and supply of the product, bearing the related cost of goods.

Equity Line of Credit

On June 20, 2025, we entered into the Any Market Purchase Agreement with Alumni Capital LP (“Alumni”) establishing a USD $10 million equity line of credit (as amended, “Any Market Purchase Agreement”). Pursuant to the Any Market Purchase Agreement, the Company has the right, but not the obligation, to issue, from time to time, at the Company’s discretion, to Alumni, and Alumni is obligated to purchase, ADSs for an aggregate purchase price of up to USD $10 million (the “Alumni Commitment Amount”) at the Company’s request and subject to the terms of the Any Market Purchase Agreement, any time during the period commencing on June 20, 2025 and ending on the earlier (i) the date on which the ADSs cease trading on  the  NYSE,  the  NYSE  American,  The  Nasdaq  Capital Market,  The  Nasdaq  Global  Market,  or  The  Nasdaq  Global  Select  Market  (or  any nationally recognized successor to any of the foregoing (an “Eligible Market”), (ii) the date on which the Investor shall have purchased Purchase Notice Securities for an aggregate purchase price equal to the Alumni Commitment Amount, or (iii) 5:00 p.m. Eastern Time on June 30, 2026.

The ADSs are to be issued and sold to Alumni at a per ADS price equal to, at the election of the Company as specified in the relevant written notice from the Company to Alumni (the “Purchase Notice”), subject to the terms of the Any Market Purchase Agreement: (i) the lowest daily volume weighted average price of the ADSs during the five (5) consecutive business days immediately prior to the date of the Purchase Notice (each such date, a “Purchase Notice Date”) with respect to a Purchase Notice (a “Regular Purchase Notice”), as determined by Alumni, multiplied by ninety percent (90%) (the “Regular Purchase Price”) or (ii) the lowest traded price of the ADSs on the Purchase Notice Date with respect to a Purchase Notice (a “Forward Purchase Notice”), as determined by Alumni, multiplied by ninety six percent (96%) (the “Forward Purchase Price”).

In consideration for Alumni’s execution and delivery of the Any Market Purchase Agreement, on June 20, 2025, we issued to Alumni an unregistered commitment warrant valid for a term of five years, entitling Alumni to purchase up to 333,333 ADSs at $3.00 per ADS, subject to adjustments therein.

To date, we have sold  2,247,136 ADSs at a weighted average offering price of approximately $1.48 per ADS for aggregate net proceeds of approximately $3.3 million pursuant to the Any Market Purchase Agreement.

Under the Any Market Purchase Agreement, we may, at our discretion, direct Alumni to purchase (A) the number of ADSs having an aggregate purchase price equal to the lesser of $500,000 or sixty percent (60%) of the average daily trading volume of the ADSs on the Principal Market over the most recent five business days prior to the respective Purchase Notice Date, unless waived upon mutual discretion between us and Alumni, up to an amount no greater than an aggregate purchase price equal to $3,000,000, at the Regular Purchase Price, or (B) the number of ADSs having an aggregate purchase price equal to the lesser of $500,000 or thirty percent (30%) of the trading volume of the ADSs on the Principal Market beginning at 4:00 a.m. New York time on the Purchase Notice Date and ending at the time on the Purchase Notice Date that the Purchase Notice has been received by email by Alumni, at the Forward Purchase Price. Subject to the terms of the Any Market Purchase Agreement, we may deliver up to two Purchase Notices with the Forward Purchase Price on any given business day. The Any Market Purchase Agreement also prohibits us from directing Alumni to purchase any ADSs (i) if  those ADSs, when aggregated with all other ADSs then held or beneficially owned by Alumni and its affiliates, would result in Alumni and its affiliates holding or having beneficial ownership, at any single point in time, of more than 4.99% (9.99% in the case of Forward Purchase Notices) of the number of ADSs outstanding immediately after the issuance of Purchase Notice Securities issuable pursuant to a Purchase Notice, or (ii) where the issuance of such ADSs, when aggregated with all other ADSs and Ordinary Shares then held or beneficially owned by Alumni and its affiliates, would result in Alumni and its affiliates holding or having beneficial ownership, at any single point in time, of more than 4.99% (9.99% in the case of Forward Purchase Notices) of the Company’s issued share capital or voting rights in it (unless and until the Company obtains the approval of its shareholders for the issuance of ADSs in excess of such amount), in either case subject to the option to issue Prefunded Warrants in lieu of ADSs with respect to the sales pursuant to the Initial Purchase Notice or any Regular Purchase Notice.

The Any Market Purchase Agreement does not include any of the following: (i) limitations on the Company’s use of amounts it receives as the purchase price for the ADSs sold to Alumni; (ii) financial or business covenants; (iii) restrictions on future financings; (iv) rights of first refusal; or (v) participation rights or penalties.

Pursuant to the Any Market Purchase Agreement, we filed a registration statement covering the resale of 5,596,490 ADSs issued or sold to Alumni under the Any Market Purchase Agreement under the Securities Act, which was declared effective on July 2, 2025. Alumni has agreed that neither it nor any of its affiliates will engage in any short-selling or hedging of the ADSs during the term of the Any Market Purchase Agreement.

Nasdaq Minimum Stockholders’ Equity Requirement

On April 15, 2025, we received a written notification (the “Notification Letter”) from the Listing Qualifications Department of Nasdaq Stock Market LLC (“Nasdaq”), notifying us that we are no longer in compliance with Nasdaq Listing Rule 5550(b)(1) (the “Minimum Stockholders’ Equity Rule”).

The Minimum Stockholders’ Equity requires companies listed on The Nasdaq Capital Market to maintain a minimum of $2,500,000 in stockholders' equity for continued listing. However, based on our Annual Report on Form 20-F for the fiscal year ended December 31, 2024, filed on April 10, 2025, we reported a stockholders’ deficit of $4,683,000, and we did not meet the alternatives of market value of listed securities or net income from continuing operations. We were thus non-compliant with the Minimum Stockholders’ Equity Rule.

On December 1, 2025, we announced that we had received confirmation from Nasdaq that we had regained compliance with the Minimum Stockholders’ Equity Rule.

Kukbo Litigation

On September 2, 2022, we filed a lawsuit against Kukbo Co. Ltd. (“Kukbo”) in the Supreme Court of the State of New York, County of New York, Commercial Division, as a result of Kukbo’s default in delivering to us $5.0 million under a subscription agreement, dated October 25, 2021 (the “Subscription Agreement”), in exchange for the ADSs we were to issue to Kukbo, and in delivering to us the $1.5 million due under the Exclusive License Agreement. Kukbo thereafter filed counterclaims with various allegations such as breach of contract, misrepresentation, and the breach of the duty of good faith and fair dealing. On November 20, 2023, we entered into a Contingency Fee Agreement with our legal firm, Haynes and Boone, LLP (“H&B”), under which certain legal costs related to the Kukbo litigation will be assumed by H&B. On December 2, 2024, we were awarded a judgment of approximately $8 million, including $6.5 million in principal and approximately $1.5 million in accrued interest, plus costs, in a summary judgment by the Supreme Court of the State of New York, New York County in our legal proceedings against Kukbo. The Court dismissed the entirety of Kukbo’s counterclaims in the case. On August 11, 2025, the New York Supreme Court awarded us approximately $1.82 million in legal costs and expenses (including interest) in our action against Kukbo.

On September 23, 2025, the New York Supreme Court, on appeal, upheld its original summary judgment ruling and award in our favor, unequivocally dismissing, once again, the entirety of Kukbo’s defense. As of October 27, 2025, the New York Supreme Court’s summary judgment in our favor against Kukbo became final and eligible for enforcement and foreign recognition, with no further appeal permissible following expiry of the appeal period. The Court awarded more than $10.5 million in total to us, comprised of the main judgment of approximately $8.6 million, now final and eligible for enforcement, and the award for legal fees and expenses of approximately $1.9 million (both include the principal amounts and accrued interest, to date) which remains subject to an ongoing appeal until March 13, 2026. 9% annual statutory interest continues to accrue on both awards.

In addition, we won an attachment grant against Kukbo, from Korea’s Incheon District Court, providing a court-ordered seizure (attachment) of Kukbo’s assets, preventing their disposal prior to judgment enforcement.

We intend to vigorously pursue the recovery of attorneys’ fees and the collection of the judgment.

ATM Program with H.C. Wainwright & Co., LLC

On February 3, 2025, we entered into a sales agreement (the “Wainwright Sales Agreement”) with H.C. Wainwright & Co., LLC (“Wainwright”), for the sale of ADSs, pursuant to which we are able to offer and sell, from time to time, ADSs through our ATM program, with Wainwright acting as our agent. To date, we have sold 890,001 ADSs at a weighted average offering price of approximately $3.85 per ADS for aggregate net proceeds of approximately $3.3 million pursuant to the Wainwright Sales Agreement and related prospectus supplement and accompanying base prospectus. Under the prospectus supplements relating to the ATM program and the accompanying base prospectus, we are permitted to sell ADSs having an aggregate offering price of up to an additional $387,230, from time to time through Wainwright, acting as our agent, in accordance with the Wainwright Sales Agreement.

Implications of Being a Foreign Private Issuer

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are applicable to “foreign private issuers,” and under those requirements we file reports with the United States Securities and Exchange Commission, or SEC. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, although we often report our financial results on a quarterly basis, we are not required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual reports with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies.

Furthermore, our officers, directors and principal shareholders are exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we are also not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. In addition, as a foreign private issuer, we are permitted, and follow certain home country corporate governance practices instead of those otherwise required under the listing rules of Nasdaq for domestic U.S. issuers. These exemptions and leniencies reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting company.

Corporate Information

We were incorporated as a limited liability company under the laws of the State of Israel on August 3, 2009. Our principal executive offices are located at 21 Ha’arba’a Street, Tel-Aviv, Israel and our telephone number is +972 (3) 541-3131.

The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Our website address is http://www.redhillbio.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. Our registered agent in the U.S. is Redhill  Biopharma Inc., and the address is 8311 Brier Creek Parkway, Suite 105-161, Raleigh, NC  27617, U.S.A.

THE OFFERING

Ordinary Shares Currently Outstanding(1)	50,923,261,000

ADSs Offered by the Selling Shareholder
Up to 6,465,559 ADSs representing 64,655,590,000 ordinary shares, comprised of (i) 386,593 ADSs issued as Initial Equity Shares upon execution of the Purchase Agreement, (ii) 590,446 ADSs issuable upon exercise of the Pre-Funded Warrants issued upon execution of the Purchase Agreement, (iii) 122,130 ADSs issued as Initial Commitment Shares upon execution of the Purchase Agreement, (iv) 366,390 ADSs to be issued as Subsequent Commitment Shares to YA in three equal installments – on the 90th day, 180th day and 270th day anniversary of the execution of the Purchase Agreement, and (v) 5,000,000 ADSs as the Advance Shares that we have reserved for issuance and sale to YA as Advance Shares under the Purchase Agreement from time to time.

Use of Proceeds
We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of the ADSs by the Selling Shareholder. We will receive the exercise price of the Pre-Funded Warrants exercised by YA for cash. Any proceeds received by us from the exercise of the Pre-Funded Warrants will be used for general corporate purposes. For more information on the use of proceeds, see “Use of Proceeds”.

Risk Factors
Investing in the ADSs involves a high degree of risk. See “Risk Factors” beginning on page 12 and other information included and incorporated by reference in this prospectus fora discussion of factors that you should carefully consider before deciding to invest in our securities.

Nasdaq Listing	The ADSs are listed on The Nasdaq Capital Market under the symbol “RDHL.”

(1) The number of ordinary shares outstanding is based on 50,923,261,000 Ordinary Shares as of December 30, 2025. As of December 30, 2025, we had outstanding (i) 23,170,000 Ordinary Shares issuable upon the exercise of outstanding options to purchase Ordinary Shares at a weighted average exercise price of $0.63 per share (equivalent to 2,317 ADSs at a weighted average exercise price of $6,345.85 per ADS), (ii) 8,082,160,000 Ordinary Shares issuable upon the exercise of outstanding warrants to purchase Ordinary Shares at a weighted average exercise price of $0.002 per share (equivalent to  808,216 ADSs at a weighted average exercise price of $19.78 per ADS), (iii) 82,201 outstanding Restricted Share Units (“RSUs”), each RSU representing one ADS.

RISK FACTORS

Any investment in our securities involves a high degree of risk. You should carefully consider the risks described below and in “Item 3. Key Information—D. Risk factors” in our Annual Report on Form 20-F for the year ended December 31, 2024, incorporated by reference herein, and all of the information included or incorporated by reference in this prospectus before deciding whether to purchase our securities. The risks and uncertainties described below or incorporated by reference in this prospectus are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the events or circumstances described in the following risk factors actually occur, our business, financial condition and results of operations would suffer. In that event, the price of our Ordinary Shares could decline, and you may lose all or part of your investment. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to this Offering

It is not possible to predict the actual number of shares we will sell under the Purchase Agreement to YA, or the actual gross proceeds resulting from those sales.

On December 19, 2025, we entered into the Purchase Agreement with YA, pursuant to which the Selling Shareholder has committed to purchase ADSs for an aggregate purchase price of up to USD $25 million, subject to certain limitations and conditions set forth in the Purchase Agreement. The ADS that may be issued under the Purchase Agreement may be sold by us to YA at our discretion from time to time during the Commitment Period.

We generally have the right to control the timing and amount of any sales of the ADSs to YA under the Purchase Agreement. Sales of the ADSs, if any, to the Selling Shareholder under the Purchase Agreement will depend upon market conditions and other factors. We may ultimately decide to sell to YA all, some or none of the ADSs that may be available for us to sell to the Selling Shareholder pursuant to the Purchase Agreement.

Because the purchase price per ADS to be paid by YA for the ADSs that we may elect to sell to YA under the Purchase Agreement, if any, will fluctuate based on the market prices of the ADSs during the applicable Pricing Period for each purchase made pursuant to the Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of ADSs that we will sell to YA under the Purchase Agreement, the purchase price per ADS that YA will pay for ADSs purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by YA under the Purchase Agreement, if any.

Limitations in the Purchase Agreement, including the Ownership Limitation, the availability for issuance of authorized and unissued number of ordinary shares represented by ADSs and our ability to meet the conditions necessary to deliver an Advance Notice, could prevent us from being able to raise funds up to the Commitment Amount.

Moreover, although the Purchase Agreement provides that we may sell ADSs for an aggregate purchase price of up to an aggregate of USD $25 million to YA, only 6,465,559 ADSs are being registered for resale by the Selling Shareholder under the registration statement that includes this prospectus, consisting of (i) 5,000,000 ADSs as the Advance Shares that we may elect to sell to YA, in our sole discretion, from time to time during the Commitment Period, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, through sales under the Purchase Agreement, (ii) 386,593 ADSs issued as Initial Equity Shares, (iii) 590,446 ADSs issuable upon exercise of the Pre-Funded Warrants, (iv) 122,130 ADSs issued as Initial Commitment Shares, each issued upon execution of the Purchase Agreement, and (v) 366,390 ADSs to be issued to YA as Subsequent Commitment Shares in three equal installments – on the 90th day, 180th day and 270th day anniversary of the execution of the Purchase Agreement. Even if we elect to sell to YA all of the shares being registered for resale under this prospectus, depending on the market prices of the ADSs at the time of such sales, the actual gross proceeds from the sale of all such shares may be substantially less than the USD $25 million Commitment Amount under the Purchase Agreement, which could materially adversely affect our liquidity. In addition, even if seek to sell to YA all of the shares being registered for resale under this prospectus, we may not have a sufficient number of authorized and unissued ordinary shares represented by ADSs available for issuance to sell the entire $25 million Commitment Amount under the Purchase Agreement.

If we desire to issue and sell to the Selling Shareholder under the Purchase Agreement a number of ADSs in excess of the 6,465,559 ADSs being registered for resale under this prospectus, and the Ownership Limitation and other limitations in the  Purchase Agreement would allow us to do so, we would need to file with the SEC one or more additional registration statements to register under the Securities Act the resale by YA of any such additional ADSs, and the SEC would have to declare such registration statement or statements effective before we could sell additional ADSs.

Any issuance and sale by us under the Purchase Agreement of a substantial amount of ADSs in addition to the ADSs being registered for resale by YA under this prospectus could cause additional substantial dilution to our shareholders. The number of ADSs ultimately offered for sale by YA is dependent upon the ADSs, if any, we ultimately sell to YA under the Purchase Agreement.

The resale by YA of a significant number of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of the ADSs to decline and to be highly volatile.

Investors who buy shares at different times will likely pay different prices.

Pursuant to the Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of ADSs sold to the Selling Shareholder. If and when we do elect to sell ADSs to the Selling Shareholder pursuant to the Purchase Agreement, the Selling Shareholder may resell all, some or none of such ADSs at any time or from time to time in its discretion and at different prices. As a result, investors who purchase ADSs from the Selling Shareholder in this offering at different times will likely pay different prices for those ADSs, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the ADSs they purchase from the Selling Shareholder in this offering as a result of future sales made by us to the Selling Shareholder at prices lower than the prices such investors paid for their ADSs in this offering.

We will require additional financing to sustain our operations and without it we will not be able to continue operations.

The extent to which we rely on YA as a source of funding will depend on a number of factors, including the prevailing market price of the ADSs, our ability to meet the conditions necessary to sell ADSs under the  Purchase Agreement, the impacts of the Ownership Limitation set forth in the  Purchase Agreement and the extent to which we are able to secure funding from other sources. Regardless of the amount of funds we ultimately raise under the Purchase Agreement, if any, we may seek other sources of funding. Even if we were to sell to the Selling Shareholder the total Commitment Amount under the Purchase Agreement, we may need additional capital to fully implement our business plan.

Sales and additional issuances of the ADSs or other securities might result in significant dilution and could cause the price of the ADSs to decline.

Pursuant to the Purchase Agreement, we may issue and sell up to 6,465,559 ADSs to YA from time to time, including (i) 386,593 ADSs that we issued to YA as Initial Equity Shares, (ii) 590,446 ADSs issuable upon exercise of the Pre-Funded Warrants and (iii) 122,130 ADSs that we issued to YA as Commitment Shares, each upon execution of the Purchase Agreement. Sales of substantial number of the ADSs in the public market, or the perception that such sales might occur, could adversely affect the market price of ADSs and could impair our ability to raise capital through the sale of additional equity securities. We cannot predict if and when YA may sell such ADSs in the public markets. Pursuant to the Purchase Agreement, we may issue and sell ADSs for an aggregate purchase price of up to USD $25 million to the Selling Shareholder. The timing, frequency, and the price at which we issue the ADSs are subject to market prices and management’s decision to sell the ADSs, if at all.

As of December 30, 2025, there were 5,092,326 ADSs outstanding, of which 5,051,899 ADSs were held by non-affiliates. The number of ADSs registered for resale covered by this prospectus reflects approximately the number of ADSs authorized and available for issuance under our articles of association after taking into account ADSs reserved for issuance for other purposes, such as ADSs underlying outstanding warrants and ADSs issuable in connection with employee and executive compensation. The actual number of ADSs sold to YA pursuant to the Purchase Agreement will depend on the market price of the ADSs at the time of each Advance. If all of the 6,465,559 ADSs offered for resale by YA under this prospectus were issued and outstanding, such ADSs would represent approximately 55.94% of the total number of ADSs outstanding and approximately 56.14% of the total number of outstanding ADSs held by non-affiliates, in each case as of December 30, 2025. The Purchase Agreement provides that we may sell up to an aggregate of $25.0 million of ADSs to YA. We have filed the registration statement that includes this prospectus so that we may issue and sell to YA up to 6,465,559 ADSs from time to time during the Commitment Period, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, through sales under the Purchase Agreement. Depending on the market prices of the ADSs at the time we elect to issue such shares to YA under the Purchase Agreement, we may need to sell more ADSs to YA than the number of ADSs registered for resale by YA under this prospectus to receive aggregate gross proceeds equal to the approximately $25.0 million total commitment of YA under the Purchase Agreement, which could cause additional substantial dilution to our shareholders. The number of shares ultimately offered for resale by YA is dependent upon the number of shares we issue and sell to YA under the Purchase Agreement. In addition, before we could sell such additional ADSs to YA under the Purchase Agreement, we will be required to file one of more additional registration statements registering the resale of such additional ADSs by YA, which could cause the price of the ADSs to decline.

In particular, as a result of the Purchase Agreement, YA is an “underwriter” as such term is defined in Section 2(a)(11) of Securities Act, and the Purchase Agreement contemplates that YA expects to resell the ADSs we may issue and sell pursuant thereto. Upon effectiveness of this registration statement, YA may resell all, some or none of their ADSs beneficially owned by them from time to time in their discretion and at different prices, subject to the terms of the Purchase Agreement. Furthermore, we expect that, because there will be a large number of shares registered, YA will continue to offer such covered securities for a significant period of time, the precise duration of which cannot be predicted. As a result, investors may experience different levels of dilution (and in some cases substantial dilution) and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase as a result of future issuances by the Company, whether to YA or others at prices lower than the prices such investors paid for their shares. In addition, if we issue a substantial number of shares to such parties, or if investors expect that we will do so, the actual sales of shares or the mere existence of the Purchase Agreement may adversely affect the price of the ADSs or make it more difficult for us to sell equity or equity-related securities in the future at a desirable time and price, or at all.

To raise capital, we may sell ADSs, ordinary shares, convertible securities or other equity securities in one or more transactions other than those contemplated by the Purchase Agreement, at prices and in a manner we determine from time to time. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing shareholders. The price per share at which we sell additional ADSs, or securities convertible or exchangeable into ADSs, in future transactions may be higher or lower than the price per share paid by investors in this offering. Any sales of additional shares may dilute our shareholders.

Sales of a substantial number of ADSs in the public market or the perception that these sales might occur could depress the market price of the ADSs and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of the ADSs. In addition, the sale of substantial numbers of the ADSs could adversely impact their price.

Limitations under the Purchase Agreement could limit our ability to obtain adequate financing on a timely basis or on acceptable terms in the future.

Pursuant to the Purchase Agreement, we have agreed that from the date of execution of the Purchase Agreement until the earlier of (i) the lapse of 75 days or (ii) the date YA has resold all of the Initial Equity Shares, we may not effect or enter an agreement to effect any issuance involving a variable rate transaction, including without limitation, pursuant to any existing equity line of credit (including the Any Market Purchase Agreement) or the under the Wainwright Sales Agreement at prices below the Initial Equity Purchase Price. This provision could make investing in our securities less attractive to investors and could limit our ability to obtain adequate financing on a timely basis or on acceptable terms in the future, which could have significant harmful effects on our financial condition and business and could include substantial limitations on our ability to continue to conduct operations.

Risks Related to the ADSs

Our failure to maintain compliance with Nasdaq’s continued listing requirements could result in the delisting of the ADSs.

The ADSs are currently listed for trading on Nasdaq. We must satisfy Nasdaq’s continued listing requirements, including, among other things, a minimum bid price requirement of $1.00 per ADS and a minimum shareholders’ equity of $2.5 million, or risk delisting, which would have a material adverse effect on our business.

On April 15, 2025, we received the Notification Letter from the Listing Qualifications Department of Nasdaq, notifying us that we are no longer in compliance with Nasdaq Listing Rule 5550(b)(1). The Minimum Stockholders’ Equity Rule requires companies listed on The Nasdaq Capital Market to maintain a minimum of $2,500,000 in stockholders' equity for continued listing. However, based on our Annual Report on Form 20-F for the fiscal year ended December 31, 2024, filed on April 10, 2025, we reported a stockholders’ deficit of $4,683,000 and did not meet the alternatives of market value of listed securities or net income from continuing operations, and we were thus non-compliant with the Minimum Stockholders’ Equity Rule. On December 1, 2025, we announced that we had received confirmation from Nasdaq that we had regained compliance with the Minimum Stockholders’ Equity Rule. There is no guarantee that we will maintain long-term compliance with the Minimum Stockholders’ Equity Rule.

Previously, on March 11, 2024, we received a letter from Nasdaq indicating that for the thirty consecutive business days prior to March 11, 2024, the bid price for the ADSs had closed below the minimum $1.00 per ADS requirement for continued listing on Nasdaq under Nasdaq Listing Rule 5450(a)(1). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we were provided with an initial period of 180 calendar days, or until September 9, 2024, to regain compliance.

On August 20, 2024, we implemented a ratio change of the ADSs to the Company’s non-traded Ordinary Shares from the previous ratio of one (1) ADS representing four hundred (400) Ordinary Shares to a new ratio of one (1) ADS representing ten thousand (10,000) Ordinary Shares. For ADS holders, the ratio change had the same effect as a one-for-25 reverse ADS split. On September 3, 2024, we regained compliance with the minimum bid price requirement under Nasdaq Listing Rule 5550(a)(2) for continued listing on The Nasdaq Capital Market.

However, we may fail to maintain long-term compliance with such minimum bid price requirement and there is no assurance we would be able to successfully implement another ratio change. Moreover, we previously implemented two ratio changes of the ADSs to the Company’s non-traded Ordinary Shares prior to receiving the letter from Nasdaq in March 2024. If we again fail to comply with such minimum bid price requirement, we may not be able to again implement a ratio change in compliance with applicable Nasdaq rules in the near term. In the event we are able to implement a ratio change, such ratio change could have the effect of causing us to not comply with other listing requirements of Nasdaq, such as the listing requirements related to publicly held shares.

Additionally, in the recent past, we did not meet the continued listing requirement for market value of publicly held shares (“MVPHS”), and only regained compliance with such requirement by transferring the listing of the ADSs to the Nasdaq Capital Market from the Nasdaq Global Market in November 2023. No assurance can be given that the price of the ADSs will not again be in violation of Nasdaq’s minimum bid price requirement or the MVPHS requirement in the future.

Our failure to meet these requirements may result in our securities being delisted from Nasdaq. A delisting could substantially decrease trading in the ADSs, adversely affect the market liquidity of the ADSs as a result of the loss of market efficiencies associated with Nasdaq and the loss of federal preemption of state securities laws, adversely affect our ability to obtain financing on acceptable terms, if at all, and may result in the potential loss of confidence by investors, suppliers, customers and employees and fewer business development opportunities. Additionally, the market price of the ADSs may decline further and shareholders may lose some or all of their investment.

U.S. holders of ADSs may suffer adverse tax consequences if we were characterized as a passive foreign investment company.

Based on the current composition of our gross income and assets and on reasonable assumptions and projections no assurance can be given that we will not be treated as a passive foreign investment company (a “PFIC”), for U.S. federal income tax purposes for 2025. If we were characterized as a PFIC, U.S. holders of the ADSs  may suffer adverse tax consequences such as (i) having gains realized on the sale of the ADSs treated as ordinary income rather than capital gain, not qualifying for the preferential rate otherwise applicable to dividends received in respect of the ADSs by individuals who are U.S. holders, and (ii) having interest charges apply to certain distributions by us and upon certain sales of the ADSs.

Risks Related to Our Collaboration with Cumberland and Our Minority Sale of Talicia Holdings

We have ceded significant control over the U.S. commercialization of Talicia®.  We are dependent  in significant part on Cumberland’s performance, and we are dependent on joint decision-making with Cumberland for the successful commercialization of Talicia®  in the U.S. and globally, which may result in disagreements, deadlocks, delays or outcomes that are not in our best interests.

We entered into a collaboration with Cumberland to jointly commercialize Talicia® in the U.S. through Talicia Holdings, our U.S. subsidiary. We also sold a 30% equity interest in Talicia Holdings to Cumberland. Our future revenues and related cash flows from Talicia® in the U.S., and our ability to realize the anticipated benefits of this arrangement, depends in significant part on Cumberland’s performance and on our ability to successfully manage a jointly controlled commercialization structure.

Pursuant to the collaboration arrangements, Talicia® will be jointly commercialized in the United States through a Joint Committee with equal representation and joint decision-making authority over key matters, including commercialization strategy, pricing, contracting, sales and marketing activities. Although we believe joint governance is expected to align incentives, it may also require consensus on significant decisions. We and Cumberland may have different business objectives, operating priorities, risk tolerances, constraints on resources, views on pricing and contracting, and preferences with respect to promotional strategy, compliance approaches, and market access initiatives. Disagreements may delay or prevent decisions, cause commercial opportunities to be missed, or result in a compromise position that is less effective than a unified strategy. If disputes arise, available dispute resolution mechanisms (if any) may be time-consuming, costly, disruptive to commercialization efforts and may not yield results favorable to us. Any such disagreements or deadlocks could materially adversely affect the commercialization of Talicia® in the United States and globally and our business, financial condition and results of operations.

The division of responsibilities between Talicia Holdings and Cumberland increases operational and supply chain risks, and failures in coordination could disrupt commercialization.

Under the joint commercialization agreement with Cumberland, Talicia Holdings will oversee market access, marketing, regulatory approvals and medical affairs activities, as well as manufacturing, quality and supply of Talicia®, bearing the related cost of goods sold. Cumberland will oversee trade operations and distribution and fund significant commercialization activities approved by the Joint Committee. The success of the U.S. commercialization effort depends on effective coordination across these functions. Operational failures by either party, or failures to coordinate effectively, may result in inventory shortages, excess inventory, product returns, disruptions in distribution, delays in contracting and payer coverage, inconsistent messaging to customers, operational or compliance errors, or increased expenses. Because Talicia Holdings bears the cost of goods sold, any manufacturing, quality or supply inefficiencies, delays, or cost increases could disproportionately impact our financial results. In addition, if manufacturing or supply disruptions occur at the same time that demand is increased through Cumberland’s promotional efforts, the collaboration could be unable to capture market opportunities, which could reduce revenues and damage relationships with customers and distributors.

Our minority sale of Talicia Holdings and joint control structure may limit our ability to unilaterally determine strategy for Talicia® in the United States and globally, restructure Talicia Holdings, or pursue certain strategic transactions.

By selling a 30% equity interest in Talicia Holdings and agreeing to joint governance arrangements, we reduced our unilateral control over Talicia Holdings and certain strategic and operational decisions relating to Talicia® in the United States and globally. Under the organizational documents of  Talicia Holdings and related agreements, Cumberland has approval rights, board representation, information rights, transfer restrictions, rights of first refusal or other rights that could restrict or delay our ability to cause Talicia Holdings to take certain actions, including entering into additional collaboration arrangements, changing commercialization strategy, incurring indebtedness, making certain capital expenditures, or engaging in mergers, acquisitions, sales of assets or other strategic transactions involving Talicia Holdings or Talicia® in the U.S. or globally Even where we retain majority ownership, joint decision-making may limit our flexibility to respond quickly to market conditions or to implement changes we believe are necessary.

The structure of our arrangements with Cumberland may create conflicts of interest and may increase the risk of disputes regarding commercialization strategy, budgets, and interpretation of contractual requirements.

The collaboration contemplates that Cumberland will fund significant commercialization activities approved by the Joint Committee  and that the parties will jointly oversee pricing, contracting and commercial strategy. Disputes could arise over the scope of Joint Committee  authority, what expenses are required or reimbursable, whether particular plans were properly approved, and how costs and responsibilities should be allocated. Disputes could also arise over the use of third parties, vendors, subcontractors and other commercial partners, including whether certain arrangements require consent. Such disputes could result in reduced spending, delays in commercialization initiatives, interruption of operations, or litigation or arbitration, any of which could negatively affect the commercialization of Talicia® and our results of operations.

If the collaboration is terminated, not renewed or otherwise fails, we may incur substantial costs and face significant delays in maintaining U.S. commercialization of Talicia® and our business could be materially adversely affected.

The collaboration with Cumberland may be subject to termination or non-renewal in accordance with its terms, including in connection with certain breaches or other events. If the collaboration is terminated or otherwise fails, we may need to assume responsibilities currently performed by Cumberland, including U.S. sales efforts and trade operations, or identify and transition to a replacement partner. Transitioning commercialization activities could be time-consuming and expensive. We may need to engage third parties on less favorable terms, and could lead to reduced Talicia® revenues in the United States. In addition, the existence of a minority equity owner in Talicia Holdings may complicate or delay a transition. Any transition following termination or non-renewal could require significant management attention and may divert time and attention from other strategic priorities, which could impair our ability to execute our business plan.

Risks Related to Our Business

Any collaborative arrangements that we have established or may establish may not be successful, or we may otherwise not realize the anticipated benefits from these collaborations, including commercialization of Talicia®. We do not control third parties with whom we have or may have collaborative arrangements, and we rely on such third parties to achieve results which may be significant to us. In addition, any current or future collaborative arrangements may place the commercialization of Talicia® or products that we may commercialize or promote in the future or the development of our therapeutic candidates outside our control and may require us to relinquish important rights or may otherwise be on terms unfavorable to us.

Each of our collaborative arrangements requires us to rely on external consultants, advisors, and experts for assistance in several key functions, including clinical development, manufacturing, regulatory, market research, intellectual property, and commercialization. We do not control these third parties, but we rely on such third parties to achieve results, which may be significant to us. With respect to RHB-102, we rely on Hyloris Pharmaceuticals NV (“Hyloris”), the party responsible for, among other things, the development, manufacture, registration and commercialization of the product with respect to the territories granted to Hyloris under our exclusive license agreement with Hyloris, dated as of February 25, 2025.  With respect to Talicia® outside the U.S., we rely on Recipharm Strängnäs AB (“Recipharm”) and other contracting parties for the manufacture of Talicia® and its components, and we rely on Gaelan Medical Trade LLC (“Gaelan Medical”) to obtain necessary approvals and commercialize Talicia® in the United Arab Emirates (“UAE”) and other Middle East markets. With respect to Talicia® in the U.S., we rely on Cumberland to jointly commercialize Talicia® in the United States through our U.S. subsidiary, Talicia Holding.

Relying upon collaborative arrangements to commercialize Talicia® and any other products that we may commercialize or promote in the future and to develop our therapeutic candidates, subjects us to a number of risks, including but not limited to the following:

•	we will be responsible for making certain milestones, royalty or other payments under our various in-licenses even if our operating costs exceed the revenues generated from the relevant products;

•	our collaborators may default on their obligations to us, and we may be forced to either terminate, litigate or renegotiate such arrangements;

•	our collaborators may have claims that we breached our obligations to them which may result in termination, renegotiation, litigation or delays in performance of such arrangements;

•
we may not be able to control the amount and timing of resources that our collaborators may devote to Talicia®, products that we may commercialize or promote in the future or our therapeutic candidates, including because their sales force and commercial infrastructure may support multiple products, and they may determine to allocate personnel, management attention, and financial and other resources across products and strategic priorities;

•
our collaborators may fail to comply with applicable laws, rules, or regulations when performing services for us, and their commercialization practices may result in investigations, enforcement actions or litigation, as a result of which we and our subsidiaries could be subject to liability, injunctions, reputational harm and other adverse consequences for such violations;

•
our collaborators may experience financial difficulties, making it difficult for them to fulfill their obligations to us, including payment obligations, or they may experience changes in business focus;

•	our collaborators’ partners may fail to secure adequate commercial supplies for Talicia® or products that we may commercialize or promote;

•	our collaborators’ partners may have a shortage of qualified personnel;

•	we may be required to relinquish important rights, such as marketing and distribution rights;

•
business combinations or significant changes in a collaborator’s business or business strategy may adversely affect a collaborator’s willingness or ability to complete its obligations under any arrangement;

•
under certain circumstances, a collaborator could move forward with a competing therapeutic candidate or commercial product developed either independently or in collaboration with others, including our competitors;

•
collaborative arrangements are often terminated or allowed to expire, which may limit or terminate our rights to commercialize Talicia® or products we may commercialize or promote in the future, or could delay the development and may increase the cost of developing our therapeutic candidates;

•
our collaborators may not wish to extend the terms of our agreements related to Talicia® and any future commercial products or therapeutic candidates beyond the existing terms, in which case, we will not have access to existing rights upon the expiration and will therefore not be able to develop such therapeutic candidates or commercialize or promote such products following the initial terms of our agreements;

•
our collaborators may wish to terminate the collaborative arrangements due to any disagreements or conflicts with us, a change in their assessment that the arrangement is no longer valuable, a change in control or in management or in strategy, changes in product development or business strategies of our collaborators; and

•
disputes may arise regarding the scope of the licensed rights and permitted uses of intellectual property, including sublicensing and co-promotion, as a result of which we may be required to enforce our contractual rights through dispute resolution or litigation, which could be costly and divert management attention.

In addition, our reliance upon our partners in connection with commercial activities subjects us to a number of additional risks, including but not limited to, the following:

•
we do not generally control our partners’ communications with the FDA or other foreign regulatory authorities, and the FDA or other foreign regulatory authorities may determine not to approve or elect to withdraw the products from the market due to various factors including any action or inaction taken by our partners (see “ – Talicia® or products which we may commercialize or promote in the future may be subject to recalls or market withdrawal that could have an adverse effect on our reputation, business, financial condition or results of operations”);

•
in many instances, we rely on our partners to take enforcement action to protect the IP and regulatory protections, if any, of Talicia® and any future commercial products. Their failure to diligently protect these products could materially affect our commercial success;

•
we rely on our partners to be responsible for the manufacture of Talicia®, including through third-party manufacturers with the requisite quality and manufacturing standards as required under applicable laws and regulations, and we also rely on those same partners to supply their respective products and active pharmaceutical ingredients (“APIs”), which may result in us having those respective products and APIs in insufficient quantities or not delivered in as timely a manner as is necessary to achieve adequate or successful promotion and sale of their respective products;

•
our partners relating to Talicia® and any future commercial products may significantly create or change reimbursement agreements or increase or decrease the price of their respective products to a level that could adversely affect our sales or revenues;

•
our partners may make decisions related to the product and take critical actions to support the product, including with respect to promotion, sales and marketing, medical affairs and pharmacovigilance, and any action or inaction taken by those same partners may adversely affect the approval, promotion and sales of their respective commercial products;

•	our partners may terminate their agreements with us after an agreed-upon period for reasons set forth in those same partners’ respective agreements with us;

•
our partners for future commercial products may change or create new agreements with wholesalers, Pharmacy Benefit Managers or other important stakeholders, which may significantly impact our ability to achieve commercial success, or they may fail to negotiate reimbursement agreements with payors which could also negatively affect our commercial success;

•	our partners may change the price of their respective commercial products to a level that could adversely affect our sales or revenues;

•
our partners may not be successful in maintaining or expanding reimbursement from government or third-party payors, such as insurance companies, health maintenance organizations and other health plan administrators, which may adversely affect the sales of their respective products; and

•
our partners, such as Hyloris and Cumberland, may not pursue their activities under our license agreements, or may not be able to develop, manufacture, register and/or commercialize our products, directly or through third parties, distributors and/or sublicensees.

If any of these or other scenarios materialize, they could have an adverse effect on our reputation, business, financial condition or results of operations.

We face risks associated with the lawsuit we initiated against Kukbo. Even if we prevail in the lawsuit against Kukbo, we may need to enforce the judgment in South Korea if Kukbo does not promptly pay the judgment.

On September 2, 2022, we filed a lawsuit against Kukbo in the Supreme Court of the State of New York, County of New York, Commercial Division, as a result of Kukbo’s default in delivering to us $5.0 million under the Subscription Agreement (as defined herein), in exchange for the ADSs we were to issue to Kukbo, and in delivering to us the further payment of $1.5 million due under the Exclusive License Agreement. Kukbo thereafter filed counterclaims alleging breach of contract, misrepresentation, and the breach of the duty of good faith and fair dealing. On December 2, 2024, we were awarded a judgment of approximately $6.5 million in principal and approximately $1.5 million in accrued interest as of the date of the judgment, in a summary judgment by the Supreme Court of the State of New York. The court dismissed the entirety of Kukbo’s counterclaims in the case. On August 11, 2025, the New York Supreme Court awarded us approximately $1.82 million in legal costs and expenses (including interest) in our action against Kukbo.

On September 23, 2025, the New York Supreme Court, on appeal, upheld its original summary judgment ruling and award in our favor, unequivocally dismissing, once again, the entirety of Kukbo’s defense.  As of October 27, 2025, the New York Supreme Court’s summary judgment in our favor against Kukbo became final and eligible for enforcement and foreign recognition, with no further appeal permissible following expiry of the appeal period. The Court awarded more than $10.5 million in total to us, comprised of the main judgment of approximately $8.6 million, now final and eligible for enforcement, and the award for legal fees and expenses of approximately $1.9 million (both include the principal amounts and accrued interest, to date) which remains subject to an ongoing appeal until March 13, 2026.  9% annual statutory interest continues to accrue on both awards

In addition, RedHill recently won an attachment grant against Kukbo, from Korea’s Incheon District Court, providing a court-ordered seizure (attachment) of Kukbo’s assets, preventing their disposal prior to judgment enforcement

We are party to a contingency fee agreement with our legal counsel, Haynes and Boone, LLP, entered into on November 20, 2023, as amended on December 29, 2024. Under this agreement, such firm is entitled to a double-digit percentage of any gross recovery, if and only if the case ends in a final favorable outcome not subject to further appeal. If no collection is made within six months of such an outcome, we are required to pay such firm its standard hourly fees incurred since entering the agreement—approximately $1.1 million as of December 31, 2024—and must pay the full contingency amount if collection occurs later.

We intend to vigorously pursue the recovery of attorneys’ fees and the collection of the judgment. We can give no assurance that we will succeed in collecting any or all of the amounts awarded to us. If we are unable to collect in a timely manner, we still will be required to pay the legal fees described above even if we do not receive any recovery. The collection efforts against Kukbo may additionally divert management’s attention and resources in preparing for any continued litigation and defending our claim, result in disruptions to our business, and require us to pay legal fees, damages, or associated expenses, all of which could adversely affect our ability to conduct our business.

We conduct some of our operations in Israel. Conditions in Israel, including the recent attack by Hamas and other terrorist organizations from the Gaza Strip and Israel’s war against them, may affect our operations.

Because we are incorporated under the laws of the State of Israel and some of our operations are conducted in Israel, our business and operations are directly affected by economic, political, geopolitical and military conditions in Israel. Since the establishment of the State of Israel in 1948, a number of armed conflicts have occurred between Israel and its neighboring countries and terrorist organizations active in the region. These conflicts have involved missile strikes, hostile infiltrations and terrorism against civilian targets in various parts of Israel, which have negatively affected business conditions in Israel.

In addition, Israel faces many threats from more distant neighbors, in particular, Iran. Parties with whom we do business have sometimes declined to travel to Israel during periods of heightened unrest or tension, forcing us to make alternative arrangements when necessary. In addition, the political and security situation in Israel may result in parties with whom we have agreements involving performance in Israel claiming that they are not obligated to perform their commitments under those agreements pursuant to force majeure provisions in such agreements. Any hostilities involving Israel or the interruption or curtailment of trade within Israel or between Israel and its trading partners could adversely affect our operations or results of operations and could make it more difficult for us to raise capital.

In October 2023, Hamas terrorists infiltrated Israel’s southern border from the Gaza Strip and conducted a series of attacks on civilian and military targets. Hamas also launched extensive rocket attacks on Israeli population and industrial centers located along Israel’s border with the Gaza Strip and in other areas within the State of Israel. These attacks resulted in extensive deaths, injuries and kidnapping of civilians and soldiers. Following the attack, Israel’s security cabinet declared war against Hamas and a military campaign against these terrorist organizations commenced in parallel to their continued rocket and terror attacks. In addition, since the commencement of these events, there have been continued hostilities along Israel’s northern border with Lebanon (with the Hezbollah terror organization) and on other fronts from various extremist groups in the region, such as the Houthis in Yemen and various rebel militia groups in Syria and Iraq. In October 2024, Israel began limited ground operations against Hezbollah in Lebanon, and in November 2024, a ceasefire was brokered between Israel and Hezbollah. In addition, in April 2024 and October 2024, Iran (in concert with other regional actors) launched direct attacks on Israel involving hundreds of drones and missiles and has threatened to continue to attack Israel and is widely believed to be developing nuclear weapons. Such attacks may continue due to continuing tensions in the region. In addition, the collapse of the Assad regime in Syria in December 2024 has led to increased instability in the region. Additionally, Yemeni rebel group, the Houthis, launched a series of attacks on global shipping routes in the Red Sea, causing disruptions of supply chain. On June 12, 2025, Israel conducted a series of air strikes in Iran targeting Iran’s nuclear program and leadership. In the following days, this conflict escalated. On June 21, 2025, U.S. President Donald Trump announced that the United States had conducted air strikes against three nuclear sites within Iran. Any or all of these situations may potentially escalate in the future to more violent events which may affect Israel and us.

Although we currently do not expect the ongoing conflict to affect our customers, manufacturing, research and development, supply chain, commercialization activities and current clinical studies, which are all located in and/or take place outside of Israel, there can be no assurances that further unforeseen events will not have a material adverse effect on us or our operations in the future.

The Israel Defense Force (the “IDF”), the national military of Israel, is a conscripted military service, subject to certain exceptions. Following the October 7, 2023 attacks, the IDF called up more than 350,000 of its reserve forces to serve. One member of management is currently subject to military service in the IDF and has been called to serve. It is possible that there will be further military reserve duty call-ups in the future, which may affect our business due to a shortage of skilled labor and loss of institutional knowledge, and necessary mitigation measures we may take to respond to a decrease in labor availability, such as overtime and third-party outsourcing, for example, may have unintended negative effects and adversely impact our results of operations, liquidity or cash flows.

Additionally, four members of our management team and seven of our non-management employees reside in Israel. Shelter-in-place and work-from-home measures, government-imposed restrictions on movement and travel and other precautions taken to address the ongoing conflict may temporarily disrupt our management and employees’ ability to effectively perform their daily tasks.

It is currently not possible to predict the duration or severity of the ongoing conflict or its effects on our business, operations and financial conditions. The ongoing conflict is rapidly evolving and developing, and could disrupt our business and operations, interrupt our sources and availability of supply and hamper our ability to raise additional funds or sell our securities, among others.

Our commercial insurance does not cover losses that may occur as a result of events associated with the security situation in the Middle East. The Israeli government is currently committed to cover the reinstatement value of direct damages that are caused by terrorist attacks or acts of war. However, there is no assurance that this government coverage will be maintained, or if maintained, will be sufficient to compensate us fully for damages incurred. Any losses or damages incurred by us could have a material adverse effect on our business.

Several countries, principally in the Middle East, restrict doing business with Israel and Israeli companies, and additional countries may impose restrictions on doing business with Israel and Israeli companies. In addition, there have been increased efforts by activists to cause companies and consumers to boycott Israeli goods based on Israeli government policies. Such business restrictions and boycotts, particularly if they become more widespread, may materially and adversely impact our business.

Furthermore, prior to the attacks by Hamas and Iran, the Israeli government was pursuing extensive changes to Israel’s judicial system. This led to protests at various levels domestically, and investment banks and other investors have voiced concerns that the proposed changes may negatively impact the business environment in Israel. This may, in turn, could slow the flow of international investment and negatively affect our business, financial condition and prospects.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

We report under International Financial Reporting Standards as issued by the International Accounting Standards Board and Interpretations. None of the consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States.

The term “NIS” refers to New Israeli Shekels, the lawful currency of the State of Israel, the terms “dollar,” “USD $,” “$” or “U.S.” refer to U.S. dollars, the lawful currency of the United States of America. Our functional and presentation currency is the U.S. dollar. Foreign currency transactions in currencies other than U.S. dollars are translated in this prospectus into U.S. dollars using exchange rates in effect at the date of the transactions.

We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.

USE OF PROCEEDS

All of the ADSs offered by YA pursuant to this prospectus will be sold by YA for its account. We are not selling any securities under this prospectus, and we will not receive any proceeds from the sale of the ADSs by YA. All net proceeds from the sale of the ADSs covered by this prospectus will go to YA. We expect that the Selling Shareholder will sell its ADSs as described under “Plan of Distribution.”

We will receive the exercise price of the Pre-Funded Warrants exercised by YA for cash. Any proceeds received by us from the exercise of the Pre-Funded Warrants, if any, will be used for general corporate purposes.

DIVIDEND POLICY

We have never declared or paid cash dividends to our shareholders. Currently, we do not intend to pay cash dividends on our equity securities in the foreseeable future and intend to retain all available funds and any future earnings for use in the operation and expansion of our business. We currently intend to reinvest any future earnings, if any, in developing and expanding our business. Any future determination relating to our dividend policy will be at the discretion of our board of directors and will depend on a number of factors, including future earnings, if any, our financial condition, operating results, contractual restrictions, capital requirements, business prospects, applicable Israeli law and other factors our board of directors may deem relevant. If we pay any dividends on our ordinary shares, we will pay those dividends, which shall be payable in respect of the ordinary shares underlying the ADSs, to the Depositary, as the registered holder of such ordinary shares, and the Depositary then will pay such amounts received to the ADS holders in proportion to the ordinary shares underlying the ADSs held by such ADS holders, subject to the terms of the Deposit Agreement, including net of the fees and expenses payable thereunder and any amounts withheld for taxes or other governmental charges. See the section entitled “Description of American Depositary Shares” in this prospectus.

CAPITALIZATION

The table below sets forth our cash and cash equivalents and our total capitalization (defined as total debt and shareholders’ equity) as of June 30, 2025:

•	on an actual basis;

•
on a pro forma basis to reflect the issuance of 2,247,136 ADSs at a weighted average offering price of approximately $1.48 per ADS for an aggregate of approximately $3.3 million in net proceeds pursuant the Any Market Purchase Agreement and a $8.1 million gain from the transaction with Cumberland described above (the “Pro Forma Adjustments”); and

•
on a pro forma as adjusted basis, to give effect to the Pro Forma Adjustment and to (i) the issuance of 386,593 Initial Equity Share and Pre-Funded Warrants to acquire 590,446 ADSs as part of the Initial Equity Issuance, assumed to be fully exercised into 590,446 ADSs for cash (ii) the issuance of 488,520 ADSs in the aggregate as the Commitment Shares and (iii) the issuance of 5,000,000 ADSs as Advance Shares at an assumed offering price of $1.14 per ADS, which is the last reported sales price of the ADSs on the Nasdaq on December 26, 2025, after deducting the estimated offering expenses by us.

The actual, pro forma and pro forma as adjusted data included in the table below is unaudited. Investors should read this table in conjunction with our audited and unaudited consolidated financial statements and related notes as of and for the year ended December 31, 2024 and six months ended June 30, 2025, respectively, and management’s discussion and analysis thereon, each as incorporated by reference into this prospectus, as well as “Use of Proceeds” in this prospectus.

The pro forma as adjusted information below is illustrative only and our capitalization following the completion of this offering is subject to adjustment based on the actual public offering price of our securities and other terms of this offering determined at pricing.

	As of June 30, 2025
	Actual	Pro Forma	Pro Forma As Adjusted
	(in thousands)
Total debt (1)	$22,787	$22,787	$22,787
Ordinary shares, par value NIS 0.01 per share	63,404	131,207	333,928
Additional paid-in capital	350,303	285,801	89,710
Accumulated deficit	$(418,119)	$(410,040)	$410,146
Total shareholders’ equity	(4,412)	6,968	13,492
Total capitalization and indebtedness	$18,375	$29,755	$36,279

(1)
Includes $22.3 million reported as current liabilities, which mainly consist of allowance for deductions from revenue, accrued expenses, accounts payable and derivative financial instruments, and $0.5 million reported as non-current liabilities, which consist of royalty obligations. The warrants granted in (i) the underwritten offering consummated in December 2022, and (ii) the registered direct offering consummated in January 2024 were classified as a financial liability due to a net settlement provision. Therefore, some of the proceeds of the issuances were classified as derivative financial instruments and increased the total debt accordingly.

As of June 30, 2025, prior to giving effect to this offering, we had outstanding (i) 25,380,000 Ordinary Shares issuable upon the exercise of outstanding options to purchase Ordinary Shares at a weighted average exercise price of $0.63 per share (equivalent to 2,538 ADSs at a weighted average exercise price of $6,305.93 per ADS), (ii) 8,082,160,000 Ordinary Shares issuable upon the exercise of outstanding warrants to purchase Ordinary Shares at a weighted average exercise price of $0.002 per share (equivalent to 808,216 ADSs at a weighted average exercise price of $19.78 per ADS), and (iii) 103,243 outstanding RSUs, each RSU representing one ADS.

Unless otherwise stated, outstanding share information throughout this prospectus excludes such outstanding securities and assumes no exercise of the outstanding options or warrants or vesting or settlement of the outstanding RSUs, as applicable, described above.

SELLING SHAREHOLDER

This prospectus relates to resale from time to time by YA, of up to 6,465,559 ADSs, each ADS representing ten thousand (10,000) Ordinary Shares, issued and that may be issued by us to YA pursuant to the Purchase Agreement, consisting of (i) 386,593 ADSs issued as Initial Equity Shares upon execution of the Purchase Agreement, (ii) 590,446 ADSs issuable upon exercise of the Pre-Funded Warrants issued upon execution of the Purchase Agreement, (iii) 122,130 ADSs issued as Initial Commitment Shares upon execution of the Purchase Agreement, (iv) 366,390 ADSs to be issued to YA as Subsequent Commitment Shares in three equal installments – on the 90th day, 180th day and 270th day anniversary of the execution of the Purchase Agreement, and (v) 5,000,000 ADSs as the Advance Shares that we may elect to sell to YA, in our sole discretion, from time to time during the Commitment Period. We are registering the ADSs pursuant to the Purchase Agreement in order to permit YA to offer the shares for resale from time to time. For additional information regarding the Purchase Agreement and the issuance of Ordinary Shares covered by this prospectus, see the section titled “Prospectus Summary—Recent Events—Standby Equity Purchase Agreement with YA” above. Except for the transactions contemplated by the Purchase Agreement or as otherwise disclosed in this prospectus, YA has not had any material relationship with us within the past three years.

YA is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. Any underwriters, broker-dealers or agents that participate in the sale of the ADSs or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act.

The table below presents information regarding YA and information regarding its beneficial ownership of ADSs. The percentage of beneficial ownership for YA is based on  5,092,326 ADSs outstanding as of December 30, 2025. Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. ADSs subject to warrants currently exercisable, or exercisable within 60 days of December 30, 2025, as well as all ADSs registered herein, are counted as outstanding for computing the holdings of the selling shareholder holding such options or warrants. YA has sole voting and investment power with respect to the ADSs listed in the table below. The second column lists the number of ADSs beneficially owned by YA based on its ownership of the ADSs as of December 30, 2025, subject to the beneficial ownership limitations on exercises or conversion, as applicable. The third column lists the ADSs being offered by this prospectus by YA. The fourth column assumes the sale of all of the ADSs offered by YA pursuant to this prospectus. This table is prepared based on information supplied to us by the Selling Shareholder.

We may not issue or sell any ADSs to YA under Purchase Agreement, and YA will not have the right to exercise any portion of its Pre-funded Warrants for ADSs, if such ADSs, when aggregated with all other ADSs and ordinary shares then beneficially owned by YA and its affiliates, would exceed the Ownership Limitation.

Information concerning YA may change from time to time and any changed information will be set forth in supplements to this prospectus, if and when necessary.

The Selling Shareholder is not obligated to sell any of the ADSs offered by this prospectus. Because the Selling Shareholder identified in the table below may sell some or all of the ADSs owned by it that are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of such securities, no estimate can be given as to the number of securities covered by this prospectus that will be held by the Selling Shareholder.

The Selling Shareholder may sell all, some or none of their ADSs in this offering. See “Plan of Distribution.”

	ADSs Beneficially Owned Prior to Offering			Number of ADSs Owned After the Offering
Selling Shareholder	Number (1)	Percent (2)	Maximum Number of ADSs to be Sold Pursuant to this Prospectus (3)	Number	Percent (3)
YA II PN, LTD (4)	508,723	9.99%	6,465,559	0	0%

(1)
This number represents 386,593 ADSs issued to YA as Initial Equity Shares and 122,130 ADSs issued to the YA as Initial Commitment Shares in consideration for entering into the Purchase Agreement with us, in each case issued upon execution of the Purchase Agreement. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of ADSs beneficially owned prior to the offering all of the ADSs that YA may be required to purchase under the Purchase Agreement, because the issuance of such ADS is solely at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of YA’s control, including the registration statement that includes this prospectus becoming and remaining effective. In accordance with Rule 13d-3(d) under the Exchange Act, we have also excluded the Subsequent Commitment Shares because they will not be issued within 60 days of the date of this prospectus.

(2)
The Pre-Funded Warrants to purchase 590,446 ADSs held by YA are subject to a 9.99% blocker according to which YA may not exercise any portion of the Pre-Funded Warrants for ADSs, if such ADSs, when aggregated with all other ADSs and ordinary shares then beneficially owned by YA and its affiliates, would result in YA and its affiliates beneficially owning more than 9.99% of the then outstanding ADSs.

(3)
This includes the 488,520 Commitment Shares issued or issuable to YA for which we have not and will not receive any cash proceeds, 386,593 ADSs issued to YA as Initial Equity Shares and 590,446 ADSs issuable upon exercise of the Pre-Funded Warrants as the Initial Equity Issuance for an aggregate of $1 million. Therefore, only 5,000,000 of such ADSs represent ADSs that we may issue and sell to YA for cash consideration in purchases under the Purchase Agreement from time to time, at our sole discretion, during the 36-month period following execution of the Purchase Agreement. Depending on the price per ADS at which we sell the Advance Shares to YA pursuant to the Purchase Agreement, we may need to sell to YA under the Purchase Agreement more ADSs than the resale of which are registered under this prospectus in order to receive aggregate gross proceeds equal to the approximately $25.0 million Commitment Amount under the Purchase Agreement. If we choose to do so and otherwise satisfy the conditions in the Purchase Agreement, we must first register for resale under the Securities Act such additional ADSs. The number of ADSs ultimately offered for resale by YA is dependent upon the number of ADSs we sell to YA under the Purchase Agreement. This assumes that YA (i) will sell all of the ADSs beneficially owned by it that are covered by this prospectus and (ii) does not acquire beneficial ownership of any additional ADSs.

(4)	All investment decisions for YA are made by Mr. Mark Angelo. The business address of YA is 1012 Springfield Avenue, Mountainside, NJ 07092.

DESCRIPTION OF SHARE CAPITAL

At our extraordinary general meeting of the shareholders held on May 26, 2025, our shareholders approved the increase of our authorized share capital to NIS 1,600,000,000, divided into (i) 159,994,000,000 registered Ordinary Shares of NIS 0.01 par value each and (ii) 6,000,000 preferred shares of NIS 0.01 par value each.

As of December 30, 2025, there were 50,923,261,000 Ordinary Shares issued and outstanding and no preference shares issued and outstanding. All the Company’s issued and outstanding shares are fully paid. For a description of our Ordinary Shares and ADSs, see our Annual Report on Form 20-F for the year ended December 31, 2024, including Exhibit 2.3, Description of Share Capital, which is incorporated herein by reference.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

Each of the ADSs represents 10,000 Ordinary Shares. The ADSs trade on The Nasdaq Capital Market under the symbol “RDHL.”

The form of the Deposit Agreement for the ADSs and the form of American Depositary Receipt that represents an ADS have been incorporated by reference as exhibits to this prospectus.

Fees and Expenses

Persons depositing or withdrawing shares or American Depositary Shareholders must pay:	For:
$5.00 (or less) per 100 American Depositary Shares (or portion of 100 American Depositary Shares)	●	Issuance of American Depositary Shares, including issuances resulting from a distribution of shares or rights or other property
	●	Cancellation of American Depositary Shares for the purpose of withdrawal, including if the Deposit Agreement terminates
$0.05 (or less) per American Depositary Share	●	Any cash distribution to American Depositary Shareholders
A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of American Depositary Shares	●	Distribution of securities distributed to holders of deposited securities which are distributed by the Depositary to American Depositary Shareholders
$0.05 (or less) per American Depositary Shares per calendar year	●	Depositary services
Registration or transfer fees	●	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares
Expenses of the Depositary	●	Cable, telex and facsimile transmissions (when expressly provided in the Deposit Agreement)
	●	Converting foreign currency to U.S. dollars
Taxes and other governmental charges the Depositary or the custodian have to pay on any American Depositary Share or share underlying an American Depositary Share, for example, stock transfer taxes, stamp duty or withholding taxes
	●	As necessary
Any charges incurred by the Depositary or its agents for servicing the deposited securities	●	As necessary

The Depositary collects its fees for delivery and surrender of American Depositary Shares directly from investors depositing shares or surrendering American Depositary Shares for the purpose of withdrawal or from intermediaries acting for them. The Depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of the distributable property to pay the fees. The Depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The Depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

Other material terms and provisions of the ADSs are described under the caption “Description of Share Capital” in this prospectus and are incorporated herein by reference.

History of Share Capital

From February 4, 2025 until the date of this prospectus, we issued 890,001 ADSs to Wainwright under the Wainwright Sales Agreement at a weighted average offering price of $3.85 per ADS for aggregate net proceeds of approximately $3.3 million.

On May 14, 2025, pursuant to an inducement letter we issued to certain investors holding our warrants (the “Existing Warrants”), such investors agreed to exercise for cash their Existing Warrants to purchase an aggregate of 85,778 ADSs at an exercise price of $1.50 per ADS, reduced from a prior exercise price of $18.75 per ADS.

From July 15, 2025 until the date of this prospectus, we issued 2,247,136 ADSs to Alumni Capital LP pursuant to the Any Market Purchase Agreement, dated June 20, 2025 at a weighted average offering price of approximately $1.48 per ADS for aggregate gross proceeds of approximately $3.3 million.

On December 19, 2025, we issued (i) 386,593 ADSs issued as Initial Equity Shares and Pre-Funded Warrants to purchase 590,446 ADSs as part of the Initial Equity Issuance and (ii) 122,130 ADSs issued as Initial Commitment Shares pursuant to the Purchase Agreement. N

From January 1, 2022 until the filing of this prospectus, we issued 90,159 ADSs upon the vesting of restricted share units held by our employees, officers, directors and service providers.

For additional information regarding the history of changes to our share capital since December 1, 2022, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources – Financing Activities” in our Annual Report on Form 20-F filed with the SEC on April 10, 2025.

The offers, sales and issuances of the securities described in the preceding paragraphs were exempt from registration under Section 4(a)(2) of the Securities Act and the rules and regulations promulgated thereunder (including Regulation D and Rule 506), in that the transactions were between an issuer and sophisticated investors or members of its senior executive management and did not involve any public offering within the meaning of Section 4(a)(2).

EXPENSES OF THE OFFERING

The following table sets forth the estimated costs and expenses payable by the registrant expected to be incurred in connection with the registration of the ADSs being registered hereby:

EXPENSES	AMOUNT
SEC registration fee	$892.89
Legal fees and expenses	100,000
Accounting fees and expenses	10,000
Miscellaneous	64,655.59
Total	$175,548.48

All amounts in the table are estimates except the SEC registration fee. The Company will pay all of the expenses of this offering.

PLAN OF DISTRIBUTION

On December 19, 2025, we entered into the Purchase Agreement with YA. The Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, YA is committed to purchase up to $25.0 million in ADSs during the Commitment Period. From time to time, and at our sole discretion, we may present YA with Advance Notices to purchase the ADSs. The ADSs would be purchased pursuant to the Purchase Agreement at a price per ADS price equal to, at our election, (i) 95% of the VWAP of the ADSs on the applicable trading day of delivery of such Advance Notice or (ii) 97% of the lowest daily VWAP for the three consecutive trading days commencing on the day such Advance Notice is deemed delivered.

The ADSs offered by this prospectus are being offered by the Selling Shareholder. The Selling Shareholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. We have agreed in the Purchase Agreement to provide customary indemnification to YA.

It is possible that our shares may be sold from time to time by YA in one or more of the following manners:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for our common stock;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the ADSs may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the ADSs may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

YA has agreed that, during the term of the Purchase Agreement, neither YA or its affiliates will engage in any short sales or hedging transactions with respect to the ADSs, provided that YA and its affiliates may enter into Permitted Sales.

We have advised YA that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the ADSs covered by this prospectus by the Selling Shareholder. We estimate that our total expenses for the offering will be approximately $0.2 million (excluding the Commitment Shares). As consideration for its irrevocable commitment to purchase the ADSs under the Purchase Agreement, we agreed to issue the Commitment Shares to the Selling Shareholder, calculated as 2% of the Commitment Amount.

LEGAL MATTERS

Certain legal matters with respect to Israeli law and with respect to the validity of the offered securities under Israeli law will be passed upon for us by Goldfarb Gross Seligman & Co. Certain legal matters with respect to U.S. federal securities law and New York law will be passed upon for us by Haynes and Boone, LLP.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2024 have been so incorporated in reliance on the report of Kesselman & Kesselman, Certified Public Accountants (Isr.) (which includes an explanatory paragraph regarding the existence of substantial doubt about the Company’s ability to continue as a going concern as described in Note 1(a)(3) to the financial statements), a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, many of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because many of our assets and most of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

It may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of the procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a United States judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:

•
the judgments are obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

•
the prevailing law of the foreign state in which the judgments were rendered allows the enforcement of judgments of Israeli courts (however, the Israeli courts may waive this requirement following a request by the attorney general);

•	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;
•	the judgments are not contrary to public policy, and the enforcement of the civil liabilities set forth in the judgment does not impair the security or sovereignty of the State of Israel;
•	the judgments were not obtained by fraud and do not conflict with any other valid judgment in the same matter between the same parties;
•	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court; and
•	the obligations under the judgment are enforceable according to the laws of the State of Israel and according to the law of the foreign state in which the relief was granted.

We have irrevocably appointed RedHill Biopharma Inc. as our agent to receive service of process in any action against us in any United States federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the U.S. Securities and Exchange Commission a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the Exchange Act. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an Internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov. Our website address is http://www.redhillbio.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our directors, executive officers and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We file or furnish annual reports and reports of foreign private issuer and other information with the SEC. These filings and other submissions contain important information that does not appear in this prospectus. The SEC allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this prospectus.

We incorporate by reference the following documents or information that we have filed with the SEC:

●	the description of the ADSs and our Ordinary Shares contained in Exhibit 2.3 to our Annual Report on Form 20-F for the fiscal year ended December 31, 2024, filed with the SEC on April 10, 2025;

●	our Annual Report on Form 20-F for the fiscal year ended December 31, 2024, filed with the SEC on April 10, 2025; and

●
our Reports of Foreign Private Issuer on Form 6-K furnished to the SEC on January 21, 2025, February 3, 2025, February 4, 2025, February 25, 2025, February 27, 2025, March 12, 2025, March 18, 2025, March 26, 2025, April 1, 2025, April 8, 2025, April 16, 2025, April 17, 2025, April 28, 2025, May 2, 2025, May 5, 2025, May 13, 2025, May 19, 2025, May 27, 2025, June 25, 2025, July 1, 2025, July 21, 2025, August  14, 2025, August 18, 2025 (not including second paragraph of press release), August 20, 2025,  September 29, 2025, October 6, 2025, October 20, 2025, October 21, 2025, October 22, 2025,  November 4, 2025, November 26, 2025, December 1, 2025, December 15, 2025, December 23, 2025 and December 31, 2025, and Form 6-K/A furnished to the SEC on September 5, 2025 (in each case only to the extent provided in such Form 6-K).

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus. As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to RedHill Biopharma Ltd., 21 Ha’arba’a Street, Tel Aviv 6473921, Israel, Attn: Dror Ben-Asher, telephone number: +972 (3) 541-3131. You may also obtain information about us by visiting our website at www.redhillbio.com. Information contained in our website is included as an inactive textual reference only and is not part of this prospectus. The SEC maintains an Internet site, http://www.sec.gov, that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

 REDHILL BIOPHARMA LTD.

UP TO 6,465,559 AMERICAN DEPOSITARY SHARES REPRESENTING 64,655,590,000 ORDINARY SHARES

PROSPECTUS

, 2025

PART II

Information Not Required in the Prospectus

Item 6. Indemnification of Directors and Officers

Exemption, Insurance, and Indemnification of Directors and Officers

Exemption of Officers and Directors

Under the Israeli Companies Law, a company may not exempt an officer or director from liability with respect to a breach of his duty of loyalty, but may exempt in advance an officer or director from liability to the company, in whole or in part, with respect to a breach of his duty of care, except in connection with a prohibited distribution made by the company, if so provided in its articles of association. Our articles of association provide for this exemption from liability for our directors and officers.

Directors’ and Officers’ Insurance

The Israeli Companies Law and our articles of association provide that, subject to the provisions of the Israeli Companies Law, we may obtain insurance for our directors and officers for any liability stemming from any act performed by an officer or director in his capacity as an officer or director, as the case may be with respect to any of the following:

•	a breach of such officer’s or director’s duty of care to us or to another person;

•
a breach of such officer’s or director’s duty of loyalty to us, provided that such officer or director acted in good faith and had reasonable cause to assume that his act would not prejudice our interests;

•	a financial liability imposed upon such officer or director in favor of another person;

•
financial liability imposed on the officer or director for payment to persons or entities harmed as a result of violations in administrative proceedings as described in Section 52(54)(a)(1)(a) of the Israeli Securities Law (“Party Harmed by the Breach”);

•	expenses incurred by such officer or director in connection with an administrative proceeding conducted in this matter, including reasonable litigation expenses, including legal fees; or

•	a breach of any duty or any other obligation, to the extent insurance may be permitted by law.

Pursuant to the Compensation Policy, we may obtain a directors’ and officers’ liability insurance policy, which would apply to our or our subsidiaries’ directors and officers, as they may be, from time to time, subject to the following terms and conditions: (a) the total insurance coverage under the insurance policy may not exceed $100 million; and (b) the purchase of such policy must be approved by the Compensation Committee (and, if required by law, by the board of directors) which shall determine that such policy reflects the current market conditions and that it does not materially affect the Company's profitability, assets or liabilities. In addition, pursuant to our Compensation Policy, should we sell our operations (in whole or in part) or in case of a merger, spin-off or any other significant business combination involving us or part or all of our assets, we may obtain a director’s and officers’ liability insurance policy (run-off) for our directors and officers in office with regard to the relevant operations, subject to the following terms and conditions: (a) the insurance term may not exceed seven years; (b) the coverage amount may not exceed $100 million; and (c) the purchase of such policy must be approved by the Compensation Committee (and, if required by law, by the board of directors) which shall determine that such policy reflects the current market conditions and that it does not materially affect the Company's profitability, assets or liabilities. The Compensation Policy is in effect for three years from the May 2025 annual general meeting.

Pursuant to the foregoing approvals, we carry directors’ and officers’ liability insurance. This insurance is renewed on an annual basis.

Indemnification of Officers and Directors

The Israeli Companies Law provides that a company may indemnify an officer or director for payments or expenses associated with acts performed in his capacity as an officer or director of the company, provided the company’s articles of association include the following provisions with respect to indemnification:

•
a provision authorizing the company to indemnify an officer or director for future events with respect to a monetary liability imposed on him in favor of another person pursuant to a judgment (including a judgment given in a settlement or an arbitrator’s award approved by the court), so long as such indemnification is limited to types of events which, in the board of directors’ opinion, are foreseeable at the time of granting the indemnity undertaking given the company’s actual business, and in such amount or standard as the board of directors deems reasonable under the circumstances. Such undertaking must specify the events that, in the board of directors’ opinion, are foreseeable in view of the company’s actual business at the time of the undertaking and the amount or the standards that the board of directors deemed reasonable at the time;

•
a provision authorizing the company to indemnify an officer or director for future events with respect to reasonable litigation expenses, including counsel fees, incurred by an officer or director in which he is ordered to pay by a court, in proceedings that the company institutes against him or instituted on behalf of the company or by another person, or in a criminal charge of which he was acquitted, or a criminal charge in which he was convicted of a criminal offense that does not require proof of criminal intent;

•
a provision authorizing the company to indemnify an officer or director for future events with respect to reasonable litigation fees, including attorney’s fees, incurred by an officer or director due to an investigation or proceeding filed against him by an authority that is authorized to conduct such investigation or proceeding, and that resulted without filing an indictment against him and without imposing on him financial obligation in lieu of a criminal proceeding, or that resulted without filing an indictment against him but with imposing on him a financial obligation as an alternative to a criminal proceeding in respect of an offense that does not require the proof of criminal intent or in connection with a monetary sanction;

•	a provision authorizing the company to indemnify an officer or director for future events with respect to a Party Harmed by the Breach;

•
a provision authorizing the company to indemnify an officer or director for future events with respect to expenses incurred by such officer or director in connection with an administrative proceeding, including reasonable litigation expenses, including legal fees; and

•	a provision authorizing the company to indemnify an officer or director retroactively.

Limitations on Insurance, Exemption and Indemnification

The Israeli Companies Law and our articles of association provide that a company may not exempt or indemnify a director or an officer nor enter into an insurance contract, which would provide coverage for any monetary liability incurred as a result of any of the following:

•
a breach by the officer or director of his duty of loyalty, except for insurance and indemnification where the officer or director acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach by the officer or director of his duty of care if the breach was done intentionally or recklessly, except if the breach was solely as a result of negligence;

•	any act or omission done with the intent to derive an illegal personal benefit; or

•	any fine, civil fine, monetary sanctions, or forfeit imposed on the officer or director.

In addition, under the Israeli Companies Law, exemption of, indemnification of, and procurement of insurance coverage for, our directors and officers must be approved by our audit committee and board of directors and, in specified circumstances, by our shareholders.

Letters of Indemnification

We may provide a commitment to indemnify in advance any director or officer of ours in the course of such person’s position as our director or officer, all subject to the letter of indemnification, as approved by our shareholders from time to time and in accordance with our articles of association. We may provide retroactive indemnification to any officer to the extent allowed by the Israeli Companies Law. As approved by our shareholders on May 13, 2022, the amount of the advance indemnity is limited to the higher of 25% of our then shareholders’ equity, per our most recent annual financial statements, or $10 million.

As part of the indemnification letters, we exempted our directors and officers, in advance, to the extent permitted by law, from any liability for any damage incurred by them, either directly or indirectly, due to the breach of an officer’s or director’s duty of care vis-à-vis us, within his acts in his capacity as an officer or director. The letter provides that so long as not permitted by law, we do not exempt an officer or director in advance from his liability to us for a breach of the duty of care upon distribution, to the extent applicable to the officer or director, if any. The letter also exempts an officer or director from any liability for any damage incurred by him, either directly or indirectly, due to the breach of the officer or director’s duty of care vis-à-vis us, by his acts in his capacity as an officer or director prior to the letter of exemption and indemnification becoming effective.

Item 7. Recent Sales of Unregistered Securities

On March 8, 2023, we issued to a single investor a convertible promissory note in the principal amount of up to $6 million and a warrant to purchase up to 2,380 ADSs in a private placement. We received an advance of $2 million under the note. On March 28, 2023, we entered into a termination agreement with the investor, cancelling the convertible promissory note and warrant, and we paid $2,030,000 to the investor.

On July 25, 2023, in connection with a registered direct offering (the “July 2023 Offering”), we entered into a warrant reprice and reload letter with a certain holder of our Series A Warrants to purchase up to an aggregate of 60,000 ADSs and Series B Warrants to purchase up to an aggregate of 60,000 ADSs, each issued in March 2023, pursuant to which such holder exercised its Series A Warrants in full at a reduced exercise price of $33.75 per ADS in exchange for new unregistered warrants to purchase up to an aggregate of 60,000 ADSs at an exercise price of $45.00 per ADS exercisable until April 3, 2028 and a reduction in the exercise price of various outstanding warrants (the “July 2023 Warrant Exercise Transaction”). The gross proceeds to us from the warrant reprice and reload letter were approximately $2,025,000, before deducting the placement agent’s fees and other offering expenses payable by us.

In September 2023, in connection with the Company’s warrant exercise transaction (the “September 2023 Warrant Exercise Transaction”) and pursuant to an inducement letter, certain investors agreed to exercise for cash their existing warrants to purchase an aggregate of 172,076 ADSs issued on May 11, 2022, December 6, 2022, April 3, 2023 and July 25, 2023, at reduced exercise price of $11.75 per ADS, in consideration for the issuance to each such exercising investor of new warrants to purchase up to an aggregate of 344,154 ADSs at an exercise price of $11.75 per ADS with exercise terms ranging from eighteen months to five years.

On January 26, 2024, in connection with a registered direct offering (the “January 2024 Offering”), we concurrently issued to certain institutional investors unregistered warrants to purchase 400,000 ADSs. The Warrants have an exercise price of $25.00 per ADS, are exercisable immediately and will expire five years from the date of issuance. The gross proceeds to us from the transaction were approximately $8 million, before deducting the placement agent’s fees and other offering expenses payable by us.

In addition, we issued (i) warrants to purchase up to 3,125 ADSs issued to the placement agent as part of the compensation to the placement agent in connection with the July 2023 Offering, (ii) the issuance of warrants to purchase up to 3,600 ADSs issued to the placement agent as part of the compensation to the placement agent in connection with the July 2023 Warrant Exercise Transaction, (iii) the issuance of warrants to purchase up to an aggregate of 10,324 ADSs issued to the placement agent  as part of the compensation in connection with the September 2023 Warrant Exercise Transaction and (iv) the issuance of warrants to purchase up to 24,000 ADSs issued to the placement agent’s designees as partial compensation to the placement agent in connection with the January 2024 Offering. We also issued warrants to purchase up to 3,600 ADSs to the placement agent as part of the compensation paid to the placement agent in connection with a registered direct offering that closed on March 30, 2023.

Pursuant to the Purchase Agreement, on December 19, 2025, the Company issued (i) 386,593 ADSs issued as Initial Equity Shares and Pre-Funded Warrants to purchase 590,446 ADSs as part of the Initial Equity Issuance and (ii) 122,130 ADSs issued as Initial Commitment Shares in private placements. For more information about the Purchase Agreement, see “Prospectus Summary—Recent Events—Standby Equity Purchase Agreement with YA” above.

Pursuant to the Any Market Purchase Agreement, dated June 20, 2025 with Alumni, we have issued to date 2,247,136 ADSs at a weighted average offering price of approximately $1.48 per ADS for aggregate net proceeds of approximately $3.3 million. For additional information regarding the issuance of Ordinary Shares covered by this prospectus, see the section titled “Prospectus Summary—Recent Events—Equity Line of Credit”.

For additional information regarding the unregistered securities sold since January 2023, please see “Item 5. Operating and Financial Review and Prospects – Liquidity and Capital Resources” in our Annual Report on Form 20-F for the year ended December 31, 2024.

The offers, sales and issuances of the securities described in the preceding paragraphs were exempt from registration under Section 4(a)(2) of the Securities Act and the rules and regulations promulgated thereunder (including Regulation D and Rule 506), in that the transactions were between an issuer and sophisticated investors or members of its senior executive management and did not involve any public offering within the meaning of Section 4(a)(2).

Item 8. Exhibits

(a)	The following documents are filed as part of this registration statement:

See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.

(b)	Financial Statement Schedules

None.

Item 9. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	If the registrant is relying on Rule 430B (§ 230.430B of this chapter):

(A)
each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)
each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(ii)
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(h)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

The following documents are filed as part of this registration statement:

2.1+
Asset Purchase Agreement, dated August 11, 2010, by and between the Registrant and Giaconda Limited (RHB-104, 105, 106) (incorporated by reference to Exhibit 4.4 to Draft Registration Statement on Form DRS disseminated with the Securities and Exchange Commission, dated December 3, 2012).

2.2
Amendment to Asset Purchase Agreement by and between the Registrant and Giaconda Limited (RHB-104, 105, 106) dated February 27, 2014 (incorporated by reference to Exhibit 4.2 of the Annual Report on Form 20 F filed with the Securities and Exchange Commission on February 26, 2019).

2.3+
Asset Purchase Agreement, dated August 11, 2010, by and between the Registrant and Giaconda Limited (RHB-104, 105, 106) (incorporated by reference to Exhibit 4.4 to Draft Registration Statement on Form DRS disseminated with the Securities and Exchange Commission, dated December 3, 2012).

3.1
Articles of Association of the Registrant, as amended (unofficial English translation) (incorporated by reference to Exhibit 3.1 of the Registration Statement on Form F-1 filed with the Securities and Exchange Commission on June 25, 2025).

4.1
Form of Deposit Agreement among the Registrant, The Bank of New York Mellon, as Depositary, and all Owners and Holders from time to time of American Depositary Shares issued hereunder (incorporated by reference to Exhibit 1 to the Registration Statement on Form F-6 filed by The Bank of New York Mellon with the Securities and Exchange Commission on December 6, 2012).

4.2
Form of American Depositary Receipt (incorporated by reference to Exhibit 1 to the Registration Statement on Form F-6 filed by The Bank of New York Mellon with the Securities and Exchange Commission on December 6, 2012).

4.3	Form of Warrant (incorporated by reference to Exhibit 1.3 of the Form 6-K filed with the Securities and Exchange Commission on December 5, 2022).

4.4	Form of Placement Agent Warrant (incorporated by reference to Exhibit 1.5 of the Form 6-K filed with the Securities and Exchange Commission on April 3, 2023).

4.5	Form of Placement Agent Warrant (incorporated by reference to Exhibit 1.3 of the Form 6-K filed with the Securities and Exchange Commission on July 25, 2023).

4.6
Form of Placement Agent Warrant regarding Warrant Reprice and Reload Letter (incorporated by reference to Exhibit 1.6 of the Form 6-K filed with the Securities and Exchange Commission on July 25, 2023).

4.7
Form of Placement Agent Warrant issued to the Placement Agent in the January 2024 Offering (incorporated by reference to Exhibit 1.3 of the Form 6-K filed with the Securities and Exchange Commission on January 26, 2024).

4.8	Form of Warrant issued to purchasers in the January 2024 Offering (incorporated by reference to Exhibit 1.2 of the Form 6-K filed with the Securities and Exchange Commission on January 26, 2024).

4.9	Form of Warrant issued to purchasers in the April 2024 Offering (incorporated by reference to Exhibit 1.2 of the Form 6-K filed with the Securities and Exchange Commission on April 3, 2024).

4.10	Commitment Warrant issued to Alumni Capital, L.P. (incorporated by reference to Exhibit 4.1 of the Form 6-K filed with the Securities and Exchange Commission on June 25, 2025).

4.11	Form of Pre-Funded Warrant to be issued to Alumni Capital, L.P. (incorporated by reference to Exhibit 4.2 of the Form 6-K filed with the Securities and Exchange Commission on June 25, 2025).

5.1*	Opinion of Goldfarb Gross Seligman & Co., Israeli legal counsel to the registrant, re legality (including consent).

5.2*	Opinion of Haynes and Boone, LLP (including consent).

10.1+
Exclusive License Agreement, dated March 30, 2015, by and between the Registrant and Apogee Biotechnology Corp (incorporated by reference to Exhibit 4.7 of the Annual Report on Form 20-F filed with the Securities and Exchange Commission on February 25, 2016).

10.2†
Amendment #1 dated January 23, 2017, to the Exclusive License Agreement dated March 30, 2015, by and between the Registrant and Apogee Biotechnology Corp. (incorporated by reference to Exhibit 4.6 of the Annual Report on Form 20-F/A filed with the Securities and Exchange Commission on May 15, 2019).

10.3+
Amendment #2 dated June 22, 2017, to the Exclusive License Agreement dated March 30, 2015, by and between the Registrant and Apogee Biotechnology Corp. (incorporated by reference to Exhibit 4.5 of the Annual Report on Form 20-F filed with the Securities and Exchange Commission on February 22, 2018).

10.4
Amendment #5 dated January 23, 2019, to the Exclusive License Agreement dated March 30, 2015, by and between the Registrant and Apogee Biotechnology Corp. (incorporated by reference to Exhibit 4.10 of the Annual Report on Form 20-F filed with the Securities and Exchange Commission on February 26, 2019).

10.5
Form of Letter of Exemption and Indemnity adopted on June 22, 2022, as amended (unofficial English translation) (incorporated by reference to Exhibit 4.9 of the Annual Report on Form 20-F filed with the Securities and Exchange Commission on April 28, 2023).

10.6^	Amended and Restated Award Plan (2010) (incorporated by reference to Exhibit 4.10 of the Annual Report on Form 20-F filed with the Securities and Exchange Commission on April 28, 2023).

10.7^	Compensation Policy (incorporated by reference to Exhibit 10.7 of the Registration Statement on Form F-1 filed with the Securities and Exchange Commission on June 25, 2025).

10.8
Global Termination Agreement, dated July 19, 2024, by and among RedHill Biopharma Ltd., Movantik Acquisition Co., Valinor Pharma, LLC, and HCR Redhill SPV, LLC (incorporated by reference to Exhibit 4.10 of the Annual Report on Form 20-F filed with the Securities and Exchange Commission on April 10, 2024).

10.9†
Clinical Trial Agreement dated January 2, 2024, by and between RedHill Biopharma Ltd. and the Henry M. Jackson Foundation for the Advancement of Military Medicine, Inc. (incorporated by reference to Exhibit 10.26 to the Registration Statement on Form F-1 filed with the Securities and Exchange Commission on February 9, 2024).

10.11
Form of Securities Purchase Agreement dated March 30, 2023, by and among RedHill Biopharma Ltd. and the purchasers signatory thereto (incorporated by reference to Exhibit 1.1 of the Form 6-K filed with the Securities and Exchange Commission on April 3, 2023).

10.12
Form of Securities Purchase Agreement dated July 21, 2023, by and among RedHill Biopharma Ltd. and the purchasers signatory thereto (incorporated by reference to Exhibit 1.1 of the Form 6-K filed with the Securities and Exchange Commission on July 25, 2023).

10.13
Form of Securities Purchase Agreement dated January 25, 2024, by and among RedHill Biopharma Ltd. and the purchasers signatory thereto (incorporated by reference to Exhibit 1.1 of the Form 6-K filed with the Securities and Exchange Commission on January 26, 2024).

10.14	Form of Warrant Reprice and Reload Letter (incorporated by reference to Exhibit 1.4 of the Form 6-K filed with the Securities and Exchange Commission on July 25, 2023).

10.15
Form of Inducement Letter by and between the Company and holders, dated September 28, 2023 (incorporated by reference to Exhibit 1.1 of the Form 6-K filed with the Securities and Exchange Commission on September 29, 2023).

10.16
Form of Securities Purchase Agreement dated March 29, 2024, by and among RedHill Biopharma Ltd. and the purchasers signatory thereto (incorporated by reference to Exhibit 1.1 of the Form 6-K filed with the Securities and Exchange Commission on April 3, 2024).

10.17
At The Market Offering Agreement, dated February 3, 2025, by and between RedHill Biopharma Ltd. and H.C. Wainwright & Co., LLC (incorporated by reference to Exhibit 1.1 of the Form 6-K filed with the Securities and Exchange Commission on February 3, 2025).

10.18
Any Market Purchase Agreement, dated as of June 20, 2025 between the Company and Alumni Capital, L.P. (incorporated by reference to Exhibit 1.1 of the Form 6-K filed with the Securities and Exchange Commission on June 25, 2025).

10.19*	Stock Purchase Agreement, dated October 17, 2025, between Talicia Holdings Inc. and Cumberland Pharmaceuticals Inc.
10.20*†	Co-Commercialization Agreement, dated October 17, 2025, between Talicia Holdings Inc. and Cumberland Pharmaceuticals Inc.
10.21
Standby Equity Purchase Agreement, dated as of December 19, 2025, between RedHill Biopharma Ltd. and YA II PN, LTD. (incorporated by reference to Exhibit 99.1 of the Form 6-K filed with the Securities and Exchange Commission on December 23, 2025).

10.22	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 99.2 of the Form 6-K filed with the Securities and Exchange Commission on December 23, 2025).

21.1	Subsidiary List (incorporated by reference to Exhibit 8.1 of the Annual Report on Form 20-F filed with the Securities and Exchange Commission on February 22, 2018).

23.1*	Consent of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, independent registered public accounting firm for the registrant.

23.2*	Consent of Goldfarb Gross Seligman & Co. (included in Exhibit 5.1).

23.3*	Consent of Opinion of Haynes and Boone, LLP (included in Exhibit 5.2).

24.1*	Power of Attorney (included in the signature page to the Registration Statement).

107*	Filing Fee Table.

* Filed herewith.

^ Indicates management contract or compensatory plan.

+ Confidential treatment granted with respect to certain portions of this exhibit.

† Certain identified confidential information in this exhibit has been omitted because such identified confidential information is (i) the type the Company treats as private or confidential and (ii) is not material. A copy of the omitted portions will be furnished to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tel Aviv, Israel, on December 31, 2025.

REDHILL BIOPHARMA LTD.

By:	/s/ Dror Ben-Asher
Name: Dror Ben-Asher
Title: Chief Executive Officer and Chairman of the
Board of Directors

By:	/s/ Razi Ingber
Name: Razi Ingber
Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Dror Ben-Asher and Razi Ingber and each of them, individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, in connection with this registration statement, including to sign in the name and on behalf of the undersigned, this registration statement and any and all amendments thereto, including post-effective amendments and registrations filed pursuant to Rule 462 under the U.S. Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dror Ben-Asher	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	December 31, 2025
Dror Ben-Asher

/s/ Razi Ingber	Chief Financial Officer	December 31, 2025
Razi Ingber	(Principal Financial Officer and Principal Accounting Officer)

/s/ Shmuel Cabilly	Director	December 31, 2025
Dr. Shmuel Cabilly

/s/ Roni Mamluk	Director	December 31, 2025
Dr. Roni Mamluk

/s/ Kenneth Reed	Director	December 31, 2025
Dr. Kenneth Reed

/s/ Ofer Tsimchi	Director	December 31, 2025
Ofer Tsimchi

/s/ Rick Scruggs	Chief Commercial Officer and Director	December 31, 2025
Rick Scruggs

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement on Form F-1, solely in the capacity of the duly authorized representative of RedHill Biopharma Ltd. in the United States, on December 31, 2025.

REDHILL BIOPHARMA INC. Authorized U.S. Representative

By: /s/ Razi Ingber Name: Razi Ingber